Filed Pursuant to Rule 424(b)(5)
Registration No. 333-199217

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not offers to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 21, 2015

Prospectus Supplement

(To Prospectus dated October 8, 2014)

$125,000,000

Pattern Energy Group Inc.

Class A Common Stock

We are offering $125,000,000 of shares of our Class A common stock, par value $0.01 per share.

Our Class A shares are listed on The NASDAQ Global Select Market under the symbol “PEGI” and on the Toronto Stock Exchange under the symbol “PEG.” On July 20, 2015, the last reported sale price of our Class A shares on The NASDAQ Global Select Market was $26.32 per Class A share and on the Toronto Stock Exchange was C$34.26 per Class A share.

Investing in our Class A shares involves a high degree of risk. See “Risk Factors” beginning on page S-14 of this prospectus supplement. You should also consider the risk factors described in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

	Per Class A Share	Total
Public offering price	$	$
Underwriting discounts and commissions	$	$
Net proceeds to us, before expenses	$	$

We have granted the underwriters the right to purchase, within a period of 30 days beginning on the date of this prospectus supplement, up to an additional $18,750,000 of our Class A shares, solely to cover over-allotments, if any.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement and the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Delivery of the Class A shares will be made on or about July     , 2015.

Book-Running Managers

BMO Capital Markets	BofA Merrill Lynch	Citigroup

The date of this prospectus supplement is July     , 2015

We and the underwriters have not authorized anyone to provide any information other than that contained in this prospectus supplement and the accompanying prospectus or incorporated by reference in this prospectus supplement and the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us to which we have referred you. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We and the underwriters are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus supplement and the accompanying prospectus or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate as of any date other than the date of such document. Our business, financial condition, results of operations and prospects may have changed since those dates.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS

This document consists of two parts. The first part is the prospectus supplement, which describes the specific terms of this offering of Class A shares and also adds to and updates the information contained or incorporated by reference in the accompanying prospectus. The second part is the accompanying prospectus, which describes more general information regarding our securities, some of which does not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described under the heading “Where You Can Find More Information and Incorporation of Information by Reference” in this prospectus supplement and “Where You Can Find More Information” in the accompanying prospectus in their entirety before making an investment decision.

If the information set forth in this prospectus supplement differs in any way from the information set forth in the accompanying prospectus or the information contained in any document incorporated by reference herein or therein, the information contained in the most recently dated document shall control. Unless the context provides otherwise, any reference herein to:

•	“Class A shares” refers to shares of our Class A common stock, par value $0.01 per share;

•	“Class B shares” refers to shares of our Class B common stock, par value $0.01 per share, all of which automatically converted into shares of our Class A common stock on a share-for-share basis on December 31, 2014;

•	the “Conversion Event” refers to the later of (i) December 31, 2014 and (ii) the date on which our South Kent project achieved commercial operations. The South Kent project achieved commercial operations on March 28, 2014. Following the Conversion Event, no shares of Class B common stock are authorized under our amended and restated certificate of incorporation;

•	“MW” refers to megawatts;

•	“owned capacity” of any particular project refers to the maximum, or rated, electricity generating capacity of the project in MW multiplied by our percentage ownership interest in the distributable cash flow of the project;

•	“Pattern Development” refers to Pattern Energy Group LP, a Delaware limited partnership, and, where the context so requires, its subsidiaries (excluding us). Following the completion of this offering, we expect that Pattern Development will beneficially own approximately 23.0% of our Class A shares, assuming no exercise by the underwriters of their over-allotment option to purchase additional Class A shares, and approximately 22.8% of our Class A shares if the underwriters exercise their over-allotment option to purchase additional Class A shares in full; and

•	“we,” “our,” “us,” “our company” or “Pattern Energy” refers to Pattern Energy Group Inc., a Delaware corporation, together with its consolidated subsidiaries.

NOTICE TO INVESTORS

We are a holding company with U.S. operating subsidiaries that are “public utilities” (as defined in the Federal Power Act, or “FPA”) and, therefore, subject to the jurisdiction of the U.S. Federal Energy Regulatory Commission, or “FERC,” under the FPA. As a result, the FPA places certain restrictions and requirements on the transfer of an amount of our voting securities sufficient to convey direct or indirect control over us. See “Risk Factors—Risks Related to Ownership of our Class A Shares—As a result of the FPA and FERC’s regulations in respect of transfers of control, absent prior authorization by FERC, neither we nor Pattern Development can convey, nor will an investor in our company generally be permitted to obtain, a direct and/or indirect voting interest in 10% or more of our issued and outstanding voting securities, and a violation of this limitation could result in civil or criminal penalties under the FPA and possible further sanctions imposed by FERC under the FPA,” included in our Annual Report on Form 10-K for the year ended December 31, 2014 (the “2014 Annual Report”), filed with the SEC and incorporated by reference herein.

S-ii

MARKET AND INDUSTRY DATA

We obtained the industry, market and competitive position data used throughout the documents incorporated by reference in this prospectus supplement and the accompanying prospectus from our own internal estimates as well as from industry publications and research, surveys and studies conducted by third parties, including the Global Wind Energy Council, the World Meteorological Organization, North American Electric Reliability Corporation, National Energy Technology Laboratory, the U.S. Department of Energy, the U.S. Energy Information Administration, the Federal Energy Regulatory Commission, the Electric Reliability Council of Texas, the Public Utility Commission of Texas, the Centre for Energy, Natural Resources Canada, Ontario Power Generation, Ontario Power Authority, the Government of Manitoba, the Chilean Ministry of Energy and Puerto Rico Electric Power Authority. Industry publications, studies and surveys generally state that they have been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. While we believe our internal company research is reliable and the market definitions are appropriate, neither such research nor these definitions have been verified by any independent source. Estimates of historical growth rates in the markets where we operate are not necessarily indicative of future growth rates in such markets.

TRADEMARKS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus include trademarks, such as the Pattern name and the Pattern logo, which are protected under applicable intellectual property laws and are our property and/or the property of our subsidiaries. This prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus also contain trademarks, service marks, copyrights and trade names of other companies, which are the property of their respective owners. We do not intend our use or display of other companies’ trademarks, service marks, copyrights or trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies. Solely for convenience, our trademarks and tradenames referred to in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks and tradenames.

CURRENCY AND EXCHANGE RATE INFORMATION

In this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein, references to “C$” and “Canadian dollars” are to the lawful currency of Canada and references to “$,” “US$” and “U.S. dollars” are to the lawful currency of the United States. All dollar amounts herein are in U.S. dollars, unless otherwise stated.

S-iii

Our historical consolidated financial statements that are incorporated by reference in this prospectus supplement are presented in U.S. dollars. The following chart sets forth for each of 2012, 2013 and 2014, as well as each completed month or relevant interim period in any uncompleted month to date during 2015, the high, low, period average and period end noon buying rates of Canadian dollars expressed as Canadian dollars per US$1.00.

	Canadian Dollars per US$1.00
	High		Low		Period Average(1)		Period End
Year
2012	C$	1.0418	C$	0.9710	C$	0.9996	C$	0.9949
2013		1.0697		0.9839		1.0299		1.0636
2014		1.1643		1.0614		1.1045		1.1601
Month
January 2015	C$	1.2717	C$	1.1728	C$	1.2115	C$	1.2717
February 2015		1.2635		1.2403		1.2500		1.2508
March 2015		1.2803		1.2440		1.2619		1.2683
April 2015		1.2612		1.1954		1.2331		1.2119
May 2015		1.2485		1.1951		1.2185		1.2465
June 2015		1.2250		1.2209		1.2366		1.2474
July 2015 (through July 20, 2015)		1.2998		1.2566		1.2772		1.2982

(1)	The average of the noon buying rates on the last business day of each month during the relevant one-year period and, in respect of monthly or interim period information, the average of the noon buying rates on each business day for the relevant period.

The noon buying rate in Canadian dollars on July 20, 2015 was US$1.00 = C$1.2982.

The above rates differ from the actual rates used in our consolidated historical financial statements and the calculation of cash available for distribution and dividends we declared and paid described elsewhere in this prospectus supplement and the documents incorporated by reference in this prospectus supplement. Our inclusion of these exchange rates is not meant to suggest that the U.S. dollar amounts actually represent such Canadian dollar amounts or that such amounts could have been converted into Canadian dollars at any particular rate or at all.

For information on the impact of fluctuations in exchange rates on our operations, see “Risk Factors—Risks Related to Our Projects—Currency exchange rate fluctuations may have an impact on our financial results and condition” and “Quantitative and Qualitative Disclosures about Market Risk—Foreign Currency Exchange Rate Risk” included in our 2014 Annual Report incorporated by reference herein.

S-iv

CAUTIONARY STATEMENT REGARDING THE USE OF NON-U.S. GAAP MEASURES

This prospectus supplement, including documents incorporated by reference, contains references to Adjusted EBITDA and cash available for distribution, which are not measures under generally accepted accounting principles in the United States, or “U.S. GAAP,” and, therefore, may differ from definitions of these measures used by other companies in our industry. We disclose Adjusted EBITDA and cash available for distribution because we believe that these measures may assist investors in assessing our financial performance and the anticipated cash flow from our projects. None of these measures should be considered the sole measure of our performance, and they should not be considered in isolation from, or as a substitute for, the financial statements incorporated by reference in this prospectus supplement prepared in accordance with U.S. GAAP. For further discussion of the limitations of these non-U.S. GAAP measures and the reconciliations of net income to Adjusted EBITDA and net cash provided by (used in) operating activities to cash available for distribution, see footnotes 1 and 2 to the table under the heading “Summary Historical Consolidated Financial and Operating Data” elsewhere in this prospectus supplement.

S-v

SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus, or incorporated by reference in this prospectus supplement and the accompanying prospectus. As a result, this summary does not contain all of the information that may be important to you or that you should consider before investing in our Class A shares. You should read carefully this entire prospectus supplement, the accompanying prospectus and any related free writing prospectus, together with all documents incorporated by reference herein and therein, which are described under “Where You Can Find More Information and Incorporation of Information by Reference” in this prospectus supplement and under “Where You Can Find More Information” in the accompanying prospectus.

Overview

We are an independent power company focused on owning and operating power projects with stable long-term cash flows in attractive markets with potential for continued growth of our business. We hold interests in 16 wind power projects located in the United States, Canada and Chile that use proven, best-in-class technology and have a total owned capacity of 2,282 MW, including the interests in the Gulf Wind project we have agreed to acquire. See “—Recent Developments” and “Use of Proceeds.” These projects consist of 14 operating projects with two projects under construction. Our construction projects, the Logan’s Gap project, which we acquired from Pattern Development in December 2014, and the Amazon Wind Farm (Fowler Ridge) project, which we acquired from Pattern Development in April 2015, are scheduled to commence commercial operations prior to the end of 2015. Each of our projects has contracted to sell all or a majority of its output pursuant to a long-term, fixed-price power sale agreement with a creditworthy counterparty. The credit rating of one of our counterparties, PREPA, was downgraded in 2014. See “Risk Factors––Risks Related to Our Projects––Our projects rely on a limited number of key power purchasers. The power purchaser for our Santa Isabel project has been downgraded” in our 2014 Annual Report. 89% of the electricity to be generated by our projects will be sold under these power sale agreements, which have a weighted average remaining contract life of approximately 15 years (inclusive of our acquisition of the membership interests in the Gulf Wind project). The following diagram depicts our counterparties’ corporate credit ratings issued by Standard & Poor’s and Moody’s as of the date of this prospectus supplement:

We intend to maximize long-term value for our stockholders in an environmentally responsible manner and with respect for the communities in which we operate. Our business is built around the core values of creating a safe, high-integrity and exciting work environment, applying rigorous analysis to all aspects of our business, and proactively working with our stakeholders in addressing environmental and community concerns. Our financial objectives, which we believe will maximize long-term value for our stockholders, are to produce stable and sustainable cash available for distribution, selectively grow our project portfolio and our dividend and maintain a strong balance sheet and flexible capital structure.

Our growth strategy is focused on the acquisition of operational and construction-ready power projects from Pattern Development and other third parties that we believe will contribute to the growth of our business and enable us to increase our dividend per Class A share over time. We expect our continuing relationship with Pattern Development, a leading developer of renewable energy and transmission projects, will be an important source of growth for our business. In addition, we expect opportunities in Japan and Mexico will form part of our growth strategy. Currently, Pattern Development has a 5,900 MW pipeline of development projects, all of which are subject to our right of first offer. We target achieving a total owned capacity of 5,000 MW by year end 2019 through a combination of acquisitions from Pattern Development and other third parties capitalizing on the large and fragmented global wind power market.

Recent Developments

On July 21, 2015, we declared an increased dividend for the third quarter 2015, payable on October 30, 2015, to holders of record on September 30, 2015, in the amount of $0.3630 per Class A share, or $1.452 on an annualized basis. This is a 3 percent increase from the second quarter 2015 dividend of $0.3520.

On July 20, 2015, we entered into an agreement with Pattern Development to purchase Pattern Development’s retained interest in the Gulf Wind project for a cash purchase price of approximately $13.0 million. On July 14, 2015, we also entered into an agreement with MetLife Capital, Limited Partnership (“MetLife Capital”) to purchase 100% of MetLife Capital’s membership interest in the Gulf Wind project for a cash purchase price of approximately $72.8 million. Upon the closing of these acquisitions, we will own 100% of the membership interests in the Gulf Wind project. We have signed definitive agreements with the sellers of these interests, which contain customary closing conditions for transactions of this nature, including the completion of this offering and the Concurrent Convertible Notes Offering. In addition, we expect to prepay 100% of the outstanding balance of the Gulf Wind project’s term loan upon, or shortly after, the closing of the two acquisitions. The current outstanding balance of such project debt is approximately $154.1 million. We intend to use a portion of the net proceeds of this offering and the Concurrent Convertible Notes Offering (as defined below) to finance these acquisitions and prepay such project debt. See “Use of Proceeds.”

On July 13, 2015, Grand entered into settlement agreements with Samsung C&T Canada Ltd. (a subsidiary of Samsung C&T Corporation), the project construction provider, to settle claims for cost increases and schedule relief in the construction of the Grand project asserted by the project construction provider against Grand and the third party owner of an adjacent 100 MW solar project that jointly owns transmission facilities with Grand that were constructed by the project construction provider, on the one hand, and claims asserted by Grand and the solar project owner against the project construction provider, on the other hand. The settlement agreements provide for a net payment by Grand of C$14.3 million.

On July 3, 2015, we amended our Bilateral Management Services Agreement with Pattern Development to change the terms upon which the employees of Pattern Development and its subsidiaries may become our employees (the “Reintegration Event”). The Reintegration Event is no longer conditioned upon our achievement of $2.5 billion in market capitalization. Instead, we have the option, exercisable at any time until January 1, 2017, to require the Reintegration Event to occur.

On June 17, 2015, we acquired a one-third limited partnership interest in K2 Wind Ontario Limited Partnership (“K2”), as well as 100% of the issued and outstanding shares in Pattern K2 GP Holdings Inc., from

Pattern Development, pursuant to a Purchase and Sale Agreement, for a consideration of approximately $128.0 million, paid at closing, plus assumed estimated proportionate debt at term conversion of approximately $221.8 million. K2 has completed construction of the wind power project which has achieved commercial operations. K2 now operates the approximately 270 MW wind power project located in the Township of Ashfield-Colborne Wawanosh, Ontario. K2 consists of 140 Siemens 2.3 MW wind turbines and operates under a 20-year power sale agreement with the Independent Electricity System Operator. As a result of the acquisition, we directly own a one-third limited partnership interest in K2 and 25% of the issued and outstanding shares of K2 Wind Ontario Inc., the general partner of K2, and indirectly hold a 0.0025% general partnership interest in K2. We refer to our acquisition of these interests as the “K2 Acquisition” throughout this prospectus supplement. We intend to use a portion of the net proceeds of this offering and the Concurrent Convertible Notes Offering to repay borrowings incurred under our revolving credit facility to finance the K2 Acquisition. See “Use of Proceeds.”

On May 15, 2015, pursuant to a Purchase and Sale Agreement and for an aggregate consideration of approximately $242.0 million, paid at closing, we acquired: (1) from Wind Capital Group, LLC, an unrelated third party, 100% of the membership interests in Lost Creek Wind Finco, LLC, which owns 100% of the Class B membership interests in Lost Creek Wind Holdco, LLC, which owns 100% of the membership interests in Lost Creek Wind, LLC, which owns and operates a 150 MW wind power project in King City, Missouri (“Lost Creek”); and (2) from Lincoln County Wind Project Finco, LLC, an unrelated third party, 100% of the membership interests in Lincoln County Wind Project Holdco, LLC, which owns 100% of the Class B membership interests in Post Rock Wind Power Project, LLC, which owns and operates a 201 MW wind power project in Ellsworth and Lincoln Counties, Kansas (“Post Rock”). We also assumed certain project-level indebtedness and ordinary course performance guarantees securing project obligations. Lost Creek operates with General Electric wind turbines and achieved commercial operations in May 2010. It has a power sale agreement with Associated Electric Cooperative Incorporated (rated AA) expiring in 2030. Post Rock, in which we have a 120 MW owned capacity, operates with General Electric wind turbines and achieved commercial operations in October 2012. It has a power sale agreement with Westar (rated BBB+) expiring in 2032. Throughout this prospectus supplement, we refer to our acquisition of our interests in Lost Creek as the “Lost Creek Acquisition” and the acquisition of our interests in Post Rock as the “Post Rock Acquisition.” We intend to use a portion of the net proceeds of this offering and the Concurrent Convertible Notes Offering to repay a portion of the borrowings incurred under our revolving credit facility to finance the Lost Creek Acquisition and the Post Rock Acquisition. See “Use of Proceeds.”

On May 15, 2015, we entered into an agreement to purchase 100% of the Class A membership interests in Lost Creek Wind Holdco, LLC for aggregate consideration of $35.0 million, subject to various closing conditions. If the closing conditions are not satisfied or waived by September 30, 2015, then each of the parties have a right to terminate the agreement, provided they are not in breach of its terms. We refer to our purchase of the Class A membership interests in Lost Creek Wind Holdco, LLC as the “Lost Creek Tax Equity Buyout” throughout this prospectus supplement. We expect to finance the Lost Creek Tax Equity Buyout with cash on hand, borrowings under our revolving credit facility or a combination thereof.

On April 29, 2015, we acquired 100% of the membership interests in Fowler Ridge IV Wind LLC through the acquisition of Fowler Ridge IV B Member LLC, from Pattern Development, pursuant to a Purchase and Sale Agreement, for a purchase price of approximately $37.5 million, paid at closing, and contingent payments of up to $29.1 million, payable upon tax equity funding. The 150 MW wind power project (of which we have a 116 MW owned capacity) named Amazon Wind Farm (Fowler Ridge), located in Benton County, Indiana, is expected to reach commercial operation in late 2015. The project consists of 65 Siemens 2.3 MW wind turbines and has a power sale agreement with Amazon (not rated) expiring in 2028. The power sale agreement provides for 50% of the energy to be delivered starting on the targeted commercial operations date (December 31, 2015), increasing to 100% 18 months later.

On April 6, 2015, we announced an increase to our growth target for cash available for distribution per Class A share to a compound annual growth rate of 12-15% for the three year period following 2014. The growth target was increased due to the acquisitions of K2, Lost Creek and Post Rock described above, the advancement in the development of our Identified ROFO Projects described below and the expansion of Pattern Development’s development pipeline.

Since March 31, 2015, we have added seven new identified Right of First Offer Projects to our list of projects (the “Identified ROFO Projects”) that we expect to acquire from Pattern Development in connection with our purchase rights.

•	On June 24, 2015, we announced the addition of the following six projects to our Identified ROFO Projects list:

•	398 MW of a 497 MW New Mexico/California wind power project based in Curry County, New Mexico. The project, which is being built in multiple phases, will deliver wind power directly into California. The project is at an advanced stage of development. Terms of the 20-year/25-year power sale agreements for multiple phases have been agreed upon and are in final documentation.

•	63 MW of the 125 MW Tsugaru wind power project located in Aomori, Japan. The project, which is in late-stage development, has qualified for a 20-year power sale agreement under Japan’s Feed-In Tariff law.

•	31 MW of the 33 MW Ohorayama wind power project located in Kochi, Japan. The project has qualified for a 20-year power sale agreement with Shikoku Electric Power Company.

•	17 MW of the 42 MW Futtsu Solar project under construction in Chiba, Japan. This solar power project has a 20-year power sale agreement with Tokyo Electric Power Company.

•	12 MW of the 12 MW Otsuki wind power facility located in Kochi, Japan. This operational facility has a 12-year power sale agreement with Shikoku Electric Power Company.

•	5 MW of the 14 MW Kanagi Solar project under construction in Shimane, Japan. This solar power project has a 20-year power sale agreement with Chugoku Electric Power Company.

•

On April 21, 2015, Pattern Development announced that it had entered into a 20-year power sale agreement with the Independent Electricity System Operator in Ontario in connection with a 100 MW wind power project proposed to be built in Chatham-Kent, Ontario (“North Kent”). Pattern Development expects to retain an owned capacity in the North Kent project of approximately 43 MW. The North Kent project is expected to begin commercial operation in late 2017.

Since our initial public offering in October 2013, we have increased our total Identified ROFO Project capacity by 182%. Below is a summary of our Identified ROFO Projects that we expect to acquire from Pattern Development in connection with our purchase rights.

Identified ROFO Projects	Location	Owned MW	Contract Type	Status
Armow	Ontario	90	PPA	In construction
Meikle	British Columbia	180	PPA	In construction
Conejo Solar	Chile	84	PPA	Ready for financing
Belle River	Ontario	50	PPA	Securing final permits
Henvey Inlet	Ontario	150	PPA	Signed power sale agreement; late stage development
Mont Sainte-Marguerite	Québec	147	PPA	Signed power sale agreement; late stage development
North Kent	Ontario	43	PPA	Signed power sale agreement; late stage development
New Mexico/California	New Mexico	398	PPA	Late stage development
Tsugaru	Japan	63	PPA	Late stage development
Ohorayama	Japan	31	PPA	Late stage development
Kanagi Solar	Japan	5	PPA	In construction
Futtsu Solar	Japan	17	PPA	In construction
Otsuki	Japan	12	PPA	Operational

Total		1,270

For additional discussion on certain of the Identified ROFO Projects, see the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Factors that Significantly Affect our Business—Recent Transactions” in our 2014 Annual Report and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Recent Developments” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, which are incorporated by reference in this prospectus supplement and the accompanying prospectus.

Our best-in-class technology includes turbines manufactured by Siemens, General Electric and Mitsubishi. The fleet availability for our turbines manufactured by General Electric and Siemens has exceeded 98% since October 1, 2014.

Concurrent Convertible Notes Offering

Concurrently with this offering, we are offering to qualified institutional buyers in an offering exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), $225,000,000 aggregate principal amount of our             % Convertible Senior Notes due 2020 (the “notes”), or $258,750,000 aggregate principal amount if the initial purchasers of that offering exercise their over-allotment option to purchase additional notes in full (the “Concurrent Convertible Notes Offering”). We expect to receive net proceeds from the Concurrent Convertible Notes Offering of approximately $218.8 million (or $251.8 million if the initial purchasers of that offering exercise their over-allotment option to purchase additional notes in full), after deducting the initial purchasers’ discounts and commissions and estimated offering expenses payable by us in connection with that offering. The notes will be unsecured and will be guaranteed on a senior unsecured basis by Pattern US Finance Company LLC. The notes will not be subject to optional redemption, and we will not be required to redeem or retire, or set aside funds to redeem or retire, the notes. We expect that, upon the satisfaction of certain conditions and during certain periods, the notes will be convertible into cash, our Class A shares or a combination thereof at our election. The interest rate, the conversion rate and the other terms of the notes will be determined by negotiations among ourselves and the initial purchasers of the Concurrent Convertible Notes Offering. The completion of this offering is not contingent upon the completion of the Concurrent Convertible Notes Offering, and the completion of the Concurrent Convertible Notes Offering is not contingent upon the completion of this offering. Neither the notes nor any Class A shares potentially issuable upon their conversion have been, or will be, registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.

Outlook

We have not yet completed our quarter-end procedures or finalized our results of operations for the three months ended June 30, 2015. However, we estimate that our cash available for distribution for the three months ended June 30, 2015 will be in the range of approximately $26.0 million to $28.0 million(1). In addition, we estimate that our proportional MWh sold for the three months ended June 30, 2015 was approximately $1.2 million MWh(2) which, after adjusting for certain reimbursements that we receive for curtailment or other contractual provisions, is approximately 10% below our long-term expectations. These estimates and the estimates of the underlying components thereof, were prepared by, and are the responsibility of, our management. While these estimates are presented with numerical specificity and considered reasonable by our management, actual results may differ. You should not place undue reliance on these estimates, and they should not be regarded as a representation that estimated results will be achieved.

(1)	Cash available for distribution is a non-U.S. GAAP financial measure. See “Cautionary Statement Regarding the Use of Non-U.S. GAAP Measures” and footnote (2) to the table under the heading “Summary Historical Consolidated Financial and Operating Data” for a definition and further discussion of the limitations of this non-U.S. GAAP measure. The following table provides a reconciliation of the range of our estimated net cash provided by operating activities to the range of our estimated cash available for distribution for the three months ended June 30, 2015:

Three Months Ended June 30, 2015
(U.S. dollars in thousands)
Estimated net cash provided by operating activities	$23,700—35,700
Estimated changes in current operating assets and liabilities	9,600—(400)
Estimated network upgrade reimbursement	600
Release of restricted cash(a)	1,500
Estimated operations and maintenance capital expenditures	(300)
Estimated transaction costs for acquisitions	900
Estimated distributions from unconsolidated investments	7,800
Other	(100)
Less:
Estimated distributions to noncontrolling interests	(800)
Estimated principal payments paid from operating cash flows	(16,900)

Estimated cash available for distribution	$26,000—28,000

(a)	To fund project and general and administrative costs.

(2)	Proportional MWh sold represents the amount of electricity measured in MWh that our projects generated and sold in proportion with our ownership interest in each project.

Corporate Information

Our principal executive offices are located at Pier 1, Bay 3, San Francisco, California 94111, and our telephone number is (415) 283-4000. Our website is www.patternenergy.com. We make our periodic reports and other information filed or furnished to the SEC or Canadian Securities Administrators available, free of charge, through our website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC or Canadian Securities Administrators. Except as specifically noted, information on our website is not incorporated by reference into this prospectus supplement and the accompanying prospectus and does not constitute a part of this prospectus supplement and the accompanying prospectus.

THE OFFERING

Class A common stock offered	Class A shares.

Class A common stock to be outstanding after this offering	Class A shares.

Over-allotment option	We have granted the underwriters an option, exercisable within 30 days following the date of this prospectus supplement, to purchase up to an additional $18,750,000 of our Class A shares at the public offering price to cover over-allotments, if any.

Use of proceeds	We estimate that the net proceeds from this offering will be approximately $120.2 million (or $138.4 million if the underwriters exercise their over-allotment option in full), after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. We also expect that we will receive net proceeds from the Concurrent Convertible Notes Offering of approximately $218.8 million (or $251.8 million if the initial purchasers of that offering exercise their over-allotment option to purchase additional notes in full), after deducting the initial purchasers’ discounts and commissions and estimated offering expenses payable by us in connection with that offering.

We intend to use approximately $95.0 million of the aggregate net proceeds from this offering and from the Concurrent Convertible Notes Offering to repay a portion of the amounts drawn under our revolving credit facility to finance the K2 Acquisition, the Lost Creek Acquisition and the Post Rock Acquisition. In addition, we plan to use approximately $85.8 million to fund the acquisition of the noncontrolling interests in the Gulf Wind project and approximately $154.1 million for the prepayment of the outstanding balance of the Gulf Wind project’s term loan facility. We intend to use the remaining net proceeds for general corporate purposes. See “Use of Proceeds.”

Concurrent Convertible Notes Offering	Concurrently with this offering, we are offering to qualified institutional buyers in an offering exempt from registration under the Securities Act $225,000,000 aggregate principal amount of our % Convertible Senior Notes due 2020 (or $258,750,000 aggregate principal amount if the initial purchasers of that offering exercise their over-allotment option to purchase additional notes in full). The completion of this offering is not contingent upon the completion of the Concurrent Convertible Notes Offering, and the completion of the Concurrent Convertible Notes Offering is not contingent upon the completion of this offering. See “Summary—Concurrent Convertible Notes Offering.”

Dividends	On July 21, 2015, we increased our quarterly dividend to $0.3630 per Class A share, or $1.452 per Class A share on an annualized basis, with respect to dividends payable on October 30, 2015 to shareholders of record on September 30, 2015.

Conflicts of interest	Affiliates of certain of the underwriters hold membership interests in certain of our wind power projects. In addition, affiliates of BMO Capital Markets Corp., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Citigroup Global Markets Inc. are lenders under our revolving credit facility and, if we repay outstanding indebtedness under our revolving credit facility using the net proceeds of this offering, may receive 5% or more of the net proceeds of this offering. Therefore, this offering will be conducted in accordance with Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“FINRA”). See “Underwriters (Conflicts of Interest)—Conflicts of Interest and Other Relationships.”

Exchange listing	Our Class A shares are listed on The NASDAQ Global Select Market under the symbol “PEGI” and the Toronto Stock Exchange under the symbol “PEG.”

Risk factors	You should read the “Risk Factors” section of this prospectus supplement and in our 2014 Annual Report and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, which are incorporated by reference in this prospectus supplement and the accompanying prospectus, for a discussion of certain of the factors to consider carefully before deciding to purchase any Class A shares.

Unless otherwise stated, all applicable share, per share and related information in this prospectus supplement is as of March 31, 2015 and excludes 2,292,642 Class A shares available for future issuance under our 2013 Equity Incentive Award Plan.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA

The following table presents summary historical consolidated financial and operating data as of the dates and for the periods indicated. The summary historical consolidated financial data as of December 31, 2014, 2013 and 2012 and for the years ended December 31, 2014, 2013 and 2012 have been derived from the audited historical consolidated financial statements incorporated by reference in this prospectus supplement. The summary historical consolidated financial data as of March 31, 2015 and for the three months ended March 31, 2015 and 2014 have been derived from our unaudited interim historical financial statements incorporated by reference in this prospectus supplement.

Our historical consolidated financial statements are presented in U.S. dollars and have been prepared in accordance with U.S. GAAP, which differ in certain material respects from International Financial Reporting Standards, or “IFRS.” For recent and historical exchange rates between Canadian dollars and U.S. dollars, see “Currency and Exchange Rate Information.”

You should read the following table in conjunction with “Use of Proceeds” and “Capitalization” included in this prospectus supplement as well as the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in each of our 2014 Annual Report and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015 and the historical consolidated financial statements and the notes thereto incorporated by reference in this prospectus supplement.

	Three Months Ended March 31,		Year Ended December 31,
	2015	2014	2014	2013	2012
	(U.S. dollars in thousands, except per share data, share data and operating data)
Statement of Operations Data:
Revenue:
Electricity sales	$54,984	$53,871	$245,022	$173,270	$101,835
Energy derivative settlements	6,169	2,735	13,525	16,798	19,644
Unrealized gain (loss) on energy derivative	2,972	(7,733)	(3,878)	(11,272)	(6,951)
Related party revenue	803	513	3,317	911	—
Other revenue, net	(62)	231	7,507	21,866	—

Total revenue	64,866	49,617	265,493	201,573	114,528

Cost of revenue:
Project expense	25,246	16,074	77,775	57,677	34,843
Depreciation and accretion	29,056	21,177	104,417	83,180	49,027

Total cost of revenue	54,302	37,251	182,192	140,857	83,870

Gross profit	10,564	12,366	83,301	60,716	30,658

Total operating expenses	8,029	5,183	28,320	12,988	11,636

Operating income	2,535	7,183	54,981	47,728	19,022

Total other expense	(25,340)	(31,114)	(91,844)	(33,110)	(36,002)

Net (loss) income before income tax	(22,805)	(23,931)	(36,863)	14,618	(16,980)
Tax (benefit) provision	(746)	(2,032)	3,136	4,546	(3,604)

Net (loss) income	(22,059)	(21,899)	(39,999)	10,072	(13,376)
Net loss attributable to noncontrolling interest	(2,160)	(7,010)	(8,709)	(6,887)	(7,089)

Net (loss) income attributable to controlling interest	$(19,899)	$(14,889)	$(31,290)	$16,959	$(6,287)

	Three Months Ended March 31,		Year Ended December 31,
	2015	2014	2014	2013	2012
	(U.S. dollars in thousands, except per share data, share data and operating data)
Earnings per share information:
Less: Net income attributable to controlling interest prior to the IPO on October 2, 2013				(30,295)

Net loss attributable to controlling interest subsequent to the IPO				$(13,336)

Cash dividends declared on Class A shares	(23,624)	(11,179)	(56,976)	(11,103)
Deemed dividends on Class B shares	—	—	(21,901)	—

Net loss attributable to common stockholders	$(43,523)	$(26,068)	$(110,167)	$(24,439)

Weighted average number of shares:
Class A common stock––Basic	65,892,005	35,533,166	42,361,959	35,448,056
Class A common stock––Diluted	65,892,005	51,421,931	42,361,959	35,448,056
Class B common stock––Basic and diluted	—	15,555,000	15,555,000	15,555,000
Earnings (loss) per share
Class A common stock:
Basic loss per share	$(0.30)	$(0.20)	$(0.56)	$(0.17)

Diluted loss per share	$(0.30)	$(0.29)	$(0.56)	$(0.17)

Class B common stock:
Basic and diluted loss per share	$—	$(0.51)	$(0.49)	$(0.48)

Cash dividends declared per Class A share	$0.34	$0.31	$1.30	$0.31

Deemed dividends per Class B share			$1.41	$—

2012 pro forma information:
Unaudited pro forma net income after tax:
Net loss before income tax					$(16,980)
Pro forma tax provision					818

Pro forma net loss					$(17,798)

Other Financial Data:
Adjusted EBITDA(1)	$46,743	$37,194	$198,112	$141,769	$75,241
Cash available for distribution(2)	$9,331	$17,844	$62,149	$42,621	$17,685
Net cash provided by (used in)
Operating activities	$16,239	$16,405	$110,448	$78,152	$35,051
Investing activities	$(41,270)	$1,366	$(379,380)	$72,391	$(638,953)
Financing activities	$169,598	$(20,701)	$268,989	$(63,401)	$573,167
Operating Data:
Proportional megawatt hours (MWh) sold(3)	929,420	546,290	2,914,810	1,771,772	1,177,027
Average realized electricity price ($/MWh)(4)	$83	$94	$88	$88	$78

	As of March 31,	As of December 31,
	2015	2014	2013	2012
	(U.S. dollars in thousands)
Balance Sheet Data:
Cash	$243,330	$101,656	$103,569	$17,574
Construction in progress	$57,163	$26,195	$—	$6,081
Property, plant and equipment, net	$2,300,505	$2,350,856	$1,476,142	$1,668,302
Total assets(5)	$2,908,554	$2,795,287	$1,872,233	$1,999,347
Long-term debt(5)	$1,473,877	$1,450,613	$1,217,820	$1,254,187
Total liabilities(5)	$1,611,944	$1,630,553	$1,304,229	$1,409,935
Total equity before noncontrolling interest	$769,956	$634,148	$468,210	$514,111
Noncontrolling interest	$526,654	$530,586	$99,794	$75,301
Total equity	$1,296,610	$1,164,734	$568,004	$589,412

(1)	Adjusted EBITDA represents net income (loss) before net interest expense, income taxes and depreciation and accretion, including our proportionate share of net interest expense, income taxes and depreciation and accretion for joint venture investments that are accounted for under the equity method. Adjusted EBITDA also excludes the effect of certain mark-to-market adjustments and infrequent items not related to normal or ongoing operations, such as early payment of debt and realized derivative gain or loss from refinancing transactions, and gain or loss related to acquisitions or divestitures. We disclose Adjusted EBITDA, which is a non-U.S. GAAP measure, because management believes this metric assists investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that our management believes are not indicative of our core operating performance. We use Adjusted EBITDA to evaluate our operating performance. You should not consider Adjusted EBITDA as an alternative to net income (loss), determined in accordance with U.S. GAAP, or as an alternative to net cash provided by operating activities, determined in accordance with U.S. GAAP, as an indicator of our cash flows. See “Cautionary Statement Regarding the Use of Non-U.S. GAAP Measures.”

Adjusted EBITDA has limitations as an analytical tool. Some of these limitations are Adjusted EBITDA:

•	does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

•	does not reflect changes in, or cash requirements for, our working capital needs;

•	does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt;

•	does not reflect our income tax expense or the cash requirement to pay our taxes;

•	does not reflect the effect of certain mark-to-market adjustments and non-recurring items;

•	although depreciation and accretion are non-cash charges, the assets being depreciated and accreted will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements; and

•	other companies in our industry may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, Adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with U.S. GAAP.

The most directly comparable U.S. GAAP measure to Adjusted EBITDA is net income (loss). The following table is a reconciliation of our net income (loss) to Adjusted EBITDA for the periods presented:

	Three Months Ended March 31,		Year Ended December 31,
	2015	2014	2014	2013	2012
	(U.S. dollars in thousands)
Net (loss) income	$(22,059)	$(21,899)	$(39,999)	$10,072	$(13,376)
Plus:
Interest expense, net of interest income	17,699	14,418	66,729	61,118	35,457
Tax (benefit) provision	(746)	(2,032)	3,136	4,546	(3,604)
Depreciation and accretion	29,056	21,177	104,417	83,180	49,027

EBITDA	$23,950	$11,664	$134,283	$158,916	$67,504

Unrealized (gain) loss on energy derivative	(2,972)	7,733	3,878	11,272	6,951
Unrealized loss (gain) on derivatives, net	2,441	3,723	11,668	(15,601)	4,953
Interest rate derivative settlements	959	1,017	4,075	2,099	—
Net loss (gain) on transactions(a)	1,284	—	(13,843)	(5,995)	(4,173)
Plus, proportionate share from equity accounted investments:
Interest expense, net of interest income	5,438	253	14,081	267	44
Tax (benefit) provision	—	—	102	(172)	(65)
Depreciation and accretion	4,509	187	13,720	20	—
Unrealized loss (gain) on interest rate and currency derivatives, net	11,134	12,595	30,126	(9,076)	27
Realized loss on interest rate and currency derivatives	—	22	22	39	—

Adjusted EBITDA	$46,743	$37,194	$198,112	$141,769	$75,241

(a)	Represents transaction costs related to acquisitions and gain related to the sale of a portion of our investment in the El Arrayán project in 2012.

(2)	Cash available for distribution represents cash provided by (used in) operating activities as adjusted to (i) add or subtract changes in operating assets and liabilities, (ii) subtract net deposits into restricted cash accounts, which are required pursuant to the cash reserve requirements of financing agreements, to the extent they are paid from operating cash flows during a period, (iii) subtract cash distributions paid to noncontrolling interests, (iv) subtract scheduled project-level debt repayments in accordance with the related loan amortization schedule, to the extent they are paid from operating cash flows during a period, (v) subtract non-expansionary capital expenditures, to the extent they are paid from operating cash flows during a period, (vi) add cash distributions received from unconsolidated investments, to the extent such distributions were derived from operating cash flows, and (vii) add or subtract other items as necessary to present the cash flows we deem representative of our core business operations.

We disclose cash available for distribution because management recognizes that it will be used as a supplemental measure by investors and analysts to evaluate our liquidity. However, cash available for distribution has limitations as analytical tools because it excludes depreciation and accretion, does not capture the level of capital expenditures necessary to maintain the operating performance of our projects, is not reduced for principal payments on our project indebtedness except to the extent they are paid from operating cash flows during a period, and excludes the effect of certain other cash flow items, all of which could have a material effect on our financial condition and results from operations. Cash available for distribution is a non-U.S. GAAP measure and should not be considered as an alternative to net income (loss), net cash provided by (used in) operating activities or any other liquidity measure determined in accordance with U.S. GAAP, nor is it indicative of funds available to fund our cash needs. In addition, our calculations of cash available for distribution is not necessarily comparable to cash available for distribution as calculated by other companies. Investors should not rely on this measure as a substitute for any U.S. GAAP measure, including net income (loss) and net cash provided by (used in) operating activities. See “Cautionary Statement Regarding the Use of Non-U.S. GAAP Measures.”

The most directly comparable U.S. GAAP measure to cash available for distribution is net cash provided by (used in) operating activities. The following table is a reconciliation of our net cash provided by (used in) operating activities to cash available for distribution for the periods presented:

	Three Months Ended March 31,		Year Ended December 31,
	2015	2014	2014	2013	2012
	(U.S. dollars in thousands)
Net cash provided by operating activities	$16,239	$16,405	$110,448	$78,152	$35,051
Changes in operating assets and liabilities	(4,657)	6,773	(9,002)	8,237	6,885
Other(a)	(144)	(122)	—	—	—
Network upgrade reimbursement(b)	618	618	2,472	1,854	6,263
Use of operating cash to fund maintenance and debt reserves	—	—	—	—	(1,047)
Release of restricted cash to fund general and administrative costs	—	54	223	318	—
Operations and maintenance capital expenditures	(38)	(54)	(267)	(819)	(623)
Transaction costs for acquisitions	420	—	1,730	—	—
Distributions from unconsolidated investment	6,076	—	7,891	—	—
Less:
Distributions to noncontrolling interests	(748)	—	(2,100)	(2,292)	(1,298)
Principal payments paid from operating cash flows	(8,435)	(5,830)	(49,246)	(42,829)	(27,546)

Cash available for distribution	$9,331	$17,844	$62,149	$42,621	$17,685

(a)	Represents non-cash interest accrued on a receivable balance related to our Gulf Wind project’s energy derivative.

(b)	During the construction of the Hatchet Ridge project, we funded the costs to construct interconnection facilities in order to connect to the utility’s power grid and we will be reimbursed from the utility for those costs during the years 2013 to 2015. We carry a network upgrade reimbursements receivable in prepaid expenses and other current assets and other assets on our balance sheet.

(3)	For any period presented, proportional MWh sold represents the amount of electricity measured in MWh that our projects generated and sold in proportion with our ownership interest in each project.

(4)	For any period presented, average realized electricity price represents total revenue from electricity sales and energy derivative settlements divided by the aggregate number of MWh sold.

(5)	For all periods presented, amounts reflect the early adoption of the Accounting Standards Update (“ASU”) 2015-03, “Interest – Imputation of Interest,” issued by the Financial Accounting Standards Board (“FASB”) in April 2015, to reclassify debt issuance costs from total assets as an offset to long-term debt.

RISK FACTORS

An investment in our Class A shares involves a high degree of risk. You should carefully consider the risk factors below, as well as carefully read the “Risk Factors” section of our 2014 Annual Report and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, which are incorporated by reference in this prospectus supplement and the accompanying prospectus, for a discussion of certain of the factors to consider carefully before deciding to purchase any Class A shares. You should also read all other information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus before deciding to invest in our Class A shares. If any of the risks actually occur, they may materially harm our business, financial condition, operating results or cash flow. As a result, the market price of our Class A shares could decline, and you could lose all or part of your investment. Additional risks and uncertainties that are not yet identified or that we think are immaterial may also materially harm our business, operating results, financial condition or cash flow and could result in a complete or partial loss of your investment.

This prospectus supplement, the accompanying prospectus and the incorporated documents also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described in this prospectus supplement and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. See ‘‘Special Note on Forward-Looking Statements’’ in the accompanying prospectus and ‘‘Cautionary Note Regarding Forward-Looking Statements’’ in this prospectus supplement and any documents incorporated by reference herein.

Risks Related to the Offering

We have broad discretion in the use of the net proceeds from this offering and the Concurrent Convertible Notes Offering and may not use them effectively.

We have broad discretion in the use of the net proceeds from our issuance and sale of our Class A shares in this offering and the notes in the Concurrent Convertible Notes Offering and may not use them effectively. We intend to use approximately $95.0 million of the aggregate net proceeds from this offering and from the Concurrent Convertible Notes Offering to repay a portion of the amounts drawn under our revolving credit facility to finance the K2 Acquisition, the Lost Creek Acquisition and the Post Rock Acquisition. In addition, we plan to use approximately $85.8 million to fund the acquisition of the noncontrolling interests in the Gulf Wind project and approximately $154.1 million for the prepayment of the outstanding balance of the Gulf Wind project’s term loan facility. We intend to use the remaining net proceeds for general corporate purposes. Our management will have broad discretion in the application of the net proceeds from this offering and the Concurrent Convertible Notes Offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our Class A shares. The failure by our management to apply these funds effectively could result in financial losses, and these financial losses could have a material adverse effect on our business and cause the price of our Class A shares to decline. Pending their use, we may invest the net proceeds from this offering and the Concurrent Convertible Notes Offering in a manner that does not produce income or that loses value. See “Use of Proceeds.”

We may need to raise additional capital. If we are unable to obtain such capital on favorable terms or at all, we may not be able to execute on our business plans and our business, financial condition and results of operations may be adversely affected.

We expect to devote substantial financial resources to our acquisition activities. As a result of our funding requirements, we likely will need to sell additional equity or debt securities or seek additional financing through other arrangements to increase our cash resources. Any sale of additional equity or debt securities may result in dilution to our stockholders. Public or private financing may not be available in amounts or on terms acceptable to us, if at all. If we are unable to obtain additional financing, we may be required to delay, reduce the scope of, or eliminate one or more of our planned acquisition activities, which could adversely affect our business, financial condition and operating results.

The Concurrent Convertible Notes Offering, or the issuance of any additional Class A shares or instruments convertible into our Class A shares, could materially and adversely affect the market price of our Class A shares.

In the Concurrent Convertible Notes Offering, we are offering $225,000,000 aggregate principal amount of our             % Convertible Senior Notes due 2020 (or $258,750,000 aggregate principal amount if the initial purchasers of that offering exercise their over-allotment option to purchase additional notes in full). In addition, we are not restricted under the indenture for the notes from issuing additional Class A shares or other instruments convertible into, or exchangeable or exercisable for, our Class A shares. The Concurrent Convertible Notes Offering, and any additional offering of our Class A shares or instruments convertible into, or exercisable or exchangeable into, our Class A shares, may materially and adversely affect the market price of our Class A shares.

In particular, a substantial number of our Class A shares is reserved for issuance upon conversion of the notes offered in the Concurrent Convertible Notes Offering and upon the exercise of stock options, the vesting of restricted stock awards and deferred restricted stock units to our employees. We cannot predict the size of future issuances or the effect, if any, that they may have on the market price for our Class A shares. The issuance and sale of substantial amounts of Class A shares, or the perception that such issuances and sales may occur, could adversely affect the market price of our Class A shares and impair our ability to raise capital through the sale of additional equity or equity-linked securities.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus contain forward-looking statements. All statements other than statements of historical fact included in this prospectus supplement and the accompanying prospectus are forward-looking statements. The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could,” “estimate” and other similar expressions that are predictions of or indicate future events and trends and that do not relate to historical matters identify forward-looking statements. You should not place undue reliance on these forward-looking statements. Although forward-looking statements reflect management’s good faith beliefs, reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements in this prospectus supplement, the accompanying prospectus and documents incorporated by reference into this prospectus supplement and the accompanying prospectus speak only as of the date of this prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise. These forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to:

•	our ability to complete construction of our construction projects and transition them into financially successful operating projects;

•	our ability to complete the acquisition of power projects;

•	fluctuations in supply, demand, prices and other conditions for electricity, other commodities and receivable energy credits;

•	our electricity generation, our projections thereof and factors affecting production, including wind and other conditions, other weather conditions, availability and curtailment;

•	changes in law, including applicable tax laws;

•	public response to and changes in the local, state, provincial and federal regulatory framework affecting renewable energy projects, including the potential expiration or extension of the U.S. federal production tax credits, investment tax credits and potential reductions in renewable portfolio standards requirements;

•	the ability of our counterparties to satisfy their financial commitments or business obligations;

•	the availability of financing, including tax equity financing, for our power projects;

•	an increase in interest rates;

•	our substantial short-term and long-term indebtedness, including additional debt in the future;

•	competition from other power project developers;

•	development constraints, including the availability of interconnection and transmission;

•	potential environmental liabilities and the cost and conditions of compliance with applicable environmental laws and regulations;

•	our ability to operate our business efficiently, manage capital expenditures and costs effectively and generate cash flow;

•	our ability to retain and attract executive officers and key employees;

•	our ability to keep pace with and take advantage of new technologies;

•	the effects of litigation, including administrative and other proceedings or investigations, relating to our wind power projects under construction and those in operation;

•	conditions in energy markets as well as financial markets generally, which will be affected by interest rates, foreign currency exchange rate fluctuations and general economic conditions;

•	the effectiveness of our currency risk management program;

•	the effective life and cost of maintenance of our wind turbines and other equipment;

•	the increased costs of, and tariffs on, spare parts;

•	scarcity of necessary equipment;

•	negative public or community response to wind power projects;

•	the value of collateral in the event of liquidation;

•	the completion of the Concurrent Convertible Notes Offering; and

•	other factors discussed under the caption “Risk Factors” in this prospectus supplement and in our 2014 Annual Report and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, which are incorporated by reference in this prospectus supplement.

We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions, including industry data referenced elsewhere in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. While we believe our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. Important factors that could cause actual results to differ materially from our expectations are disclosed under the caption “Risk Factors” in this prospectus supplement and in our 2014 Annual Report and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, which are incorporated by reference in this prospectus supplement and the accompanying prospectus. All written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements in this prospectus supplement and the accompanying prospectus as well as other cautionary statements that are made from time to time in our other filings with the SEC and applicable Canadian securities regulatory authorities or public communications. You should evaluate all forward-looking statements made in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus in the context of these risks and uncertainties.

We caution you that the important factors referenced above may not contain all of the factors that are important to you. In addition, we cannot assure you that we will realize the results or developments we expect or anticipate or, even if those results or developments are substantially realized, that they will result in the consequences we anticipate or affect us or our operations in the way we expect.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $120.2 million (or $138.4 million if the underwriters exercise their over-allotment option in full), after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

We also expect that we will receive net proceeds from the sale of notes in the Concurrent Convertible Notes Offering of approximately $218.8 million (or $251.8 million if the initial purchasers of that offering exercise their over-allotment option to purchase additional notes in full), after deducting the initial purchasers’ discounts and commissions and estimated offering expenses payable by us in connection with that offering. The completion of this offering is not contingent upon the completion of the Concurrent Convertible Notes Offering, and the completion of the Concurrent Convertible Notes Offering is not contingent upon the completion of this offering.

We intend to use approximately $95.0 million of the aggregate net proceeds from this offering and from the Concurrent Convertible Notes Offering to repay a portion of the amounts drawn under our revolving credit facility to finance the K2 Acquisition, the Lost Creek Acquisition and the Post Rock Acquisition. In addition, we plan to use approximately $85.8 million to fund the acquisition of the noncontrolling interests in the Gulf Wind project. We have signed definitive agreements with the sellers of these interests, which contain customary closing conditions for transactions of this nature, including the completion of this offering and the Concurrent Convertible Notes Offering. We plan to use approximately $154.1 million of the proceeds to prepay the outstanding balance of the Gulf Wind project’s term loan facility. We intend to use the remaining net proceeds for general corporate purposes.

As of the date of this prospectus supplement, we have an outstanding drawn loan balance of $250.0 million under the revolving credit facility, which has a four-year term ending in December 2018. Loans under the revolving credit facility are either base rate loans or Eurodollar rate loans. The base rate loans accrue interest at a fluctuating rate per annum equal to the greatest of (i) the prime rate, (ii) the federal funds rate plus 0.50% and (iii) the Eurodollar rate that would be in effect for a Eurodollar rate loan with an interest period of one month plus 1.0%, plus an applicable margin ranging from 1.25% to 1.75% (depending upon our applicable leverage ratio). The Eurodollar rate loans accrue interest at a rate per annum equal to LIBOR, as published by Reuters, plus an applicable margin ranging from 2.25% to 2.75% (depending on our applicable leverage ratios). In addition, as of the date of this prospectus supplement, approximately $154.1 million was outstanding under the Gulf Wind project’s credit agreement, all of which was outstanding under the term loan, and our effective annual interest rate, after taking into account our fixed-for-floating LIBOR rate swaps, was approximately 6.6%. Term loan borrowings under the Gulf Wind project’s credit agreement mature in March 2020.

Affiliates of BMO Capital Markets Corp., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Citigroup Global Markets Inc. are lenders under our revolving credit facility and, if we repay outstanding indebtedness under our revolving credit facility using the net proceeds of this offering and the Concurrent Convertible Notes Offering, may receive a substantial portion of the net proceeds from this offering and the Concurrent Convertible Notes Offering. See “Underwriters (Conflicts of Interest).”

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2015:

•	on a historical basis;

•	on a pro forma basis to give effect to the (i) K2 Acquisition, (ii) Lost Creek Acquisition, (iii) Post Rock Acquisition and (iv) Lost Creek Tax Equity Buyout; and

•	on a pro forma as adjusted basis to reflect the sale of (i) 4,749,240 Class A shares (assuming no exercise of the underwriters’ over-allotment option) at a public offering price of $26.32 per Class A share, the last reported sale price of our Class A shares on The NASDAQ Global Select Market on July 20, 2015, and (ii) $225,000,000 aggregate principal amount of the notes in the Concurrent Convertible Notes Offering (assuming no exercise of the over-allotment option to purchase additional notes granted to the initial purchasers of that offering), in each case after deducting the underwriters’ and initial purchasers’ discounts and commissions, as applicable, and estimated offering expenses and the use of the proceeds therefrom. The completion of this offering is not contingent upon the completion of the Concurrent Convertible Notes Offering, and the completion of the Concurrent Convertible Notes Offering is not contingent upon the completion of this offering. See “Summary—Concurrent Convertible Notes Offering” and “Use of Proceeds.”

The information below is illustrative only and our capitalization following this offering and the Concurrent Convertible Notes Offering will be adjusted based on the actual public offering price and other terms of this offering and the Concurrent Convertible Notes Offering determined at pricing. This table should be read in conjunction with “Use of Proceeds” in this prospectus supplement as well as our historical consolidated financial statements and the accompanying notes incorporated by reference into this prospectus supplement.

	As of March 31, 2015
	Historical	Pro Forma	Pro Forma as Adjusted
	(U.S. dollars in thousands, except per share data and share data)
Cash and cash equivalents	$243,330	$88,330	$92,454

% Convertible Senior Notes due 2020(1)	$—	$—	$225,000
Long-term debt, net of financing costs	1,280,029	1,388,614	1,245,696
Current portion of long-term debt, net of financing costs	160,422	168,137	156,979
Revolving credit facility(2)	—	250,000	155,000
Total stockholders’ equity
Class A common stock, $0.01 par value per share: 500,000,000 shares authorized; 69,052,752 shares outstanding, historical and pro forma; 73,801,992 shares outstanding, pro forma as adjusted(3)	691	691	738
Additional paid-in capital(1)	897,220	897,220	1,045,667
Accumulated loss	(64,525)	(64,525)	(64,525)
Accumulated other comprehensive loss	(62,432)	(62,432)	(62,432)
Treasury stock, at cost; 35,554 shares of Class A common stock	(998)	(998)	(998)
Noncontrolling interest	526,654	731,754	633,460

Total equity(1)	$1,296,610	$1,501,710	$1,551,910

Total capitalization(1)	$2,737,061	$3,308,461	$3,334,585

(1)

In accordance with ASC 470-20, convertible debt that may be wholly or partially settled in cash (such as the     % Convertible Senior Notes due 2020) is required to be separated into a liability and an equity component, such that interest expense reflects the issuer’s non-convertible debt interest rate. Upon issuance, a debt discount is recognized as a decrease in debt and an increase in equity. The debt component will accrete up to the principal amount ($225 million in aggregate for the % Convertible Senior Notes due 2020) over the expected term of the debt. ASC 470-20 does not affect the actual amount that we are required to repay, and the amount shown in the table above for the notes is the aggregate principal amount of the notes, without reflecting the debt discount or fees and expenses that we are required to recognize in our consolidated balance sheet or the portion of the notes that is expected to be accounted for as additional paid in capital.

(2)	Subsequent to March 31, 2015, we (i) reduced cash and cash equivalents by approximately $53.0 million and borrowed approximately $75.0 million under the revolving credit facility in connection with the K2 Acquisition and (ii) borrowed an additional approximately $175.0 million, in the aggregate, in connection with the Lost Creek Acquisition and Post Rock Acquisition. It is our intent to maintain a corporate debt target of less than three times borrower cash flow as defined under our revolving credit facility.

(3)	The number of Class A shares outstanding is based on the number of Class A shares outstanding as of March 31, 2015 and excludes 2,292,642 Class A shares available for future issuance under our 2013 Equity Incentive Award Plan.

PRICE RANGE OF OUR CLASS A COMMON STOCK; DIVIDENDS

Our Class A shares began trading on September 27, 2013 on The NASDAQ Global Market (and subsequently qualified for The NASDAQ Global Select Market) under the trading symbol “PEGI” and on the Toronto Stock Exchange under the trading symbol “PEG.” On July 20, 2015, the last reported sale price of our Class A shares on The NASDAQ Global Select Market was $26.32 per Class A share and on the Toronto Stock Exchange was C$34.26 per Class A share. The following table sets forth, for the periods indicated, the high and low prices for our Class A shares traded on The NASDAQ Global Select Market.

	Price Range
	High	Low
Year Ending December 31, 2015
Third Quarter (through July 20, 2015)	$29.81	$26.16
Second Quarter	$32.00	$27.13
First Quarter	$31.20	$24.13
Year Ended December 31, 2014
Fourth Quarter	$32.03	$22.68
Third Quarter	$34.51	$29.61
Second Quarter	$33.30	$24.35
First Quarter	$31.79	$25.82
Year Ended December 31, 2013
Fourth Quarter	$30.81	$22.26
Third Quarter (from September 27, 2013)	$24.30	$22.81

The following table sets forth, for the periods indicated, the high and low prices for our Class A shares traded on the Toronto Stock Exchange.

	Price Range
	High		Low
Year Ending December 31, 2015
Third Quarter (through July 20, 2015)	C$	37.41	C$	34.26
Second Quarter	C$	38.66	C$	32.96
First Quarter	C$	38.50	C$	28.81
Year Ended December 31, 2014
Fourth Quarter	C$	35.62	C$	26.63
Third Quarter	C$	36.70	C$	32.51
Second Quarter	C$	35.39	C$	27.00
First Quarter	C$	34.99	C$	28.83
Year Ended December 31, 2013
Fourth Quarter	C$	32.30	C$	23.10
Third Quarter (from September 27, 2013)	C$	24.95	C$	23.50

The following table sets forth the dividends declared on Class A shares for the periods indicated. On November 26, 2013, we announced the initiation of a quarterly dividend on our Class A shares. On July 21, 2015, we increased our quarterly dividend to $0.3630 per Class A share, or $1.452 per Class A share on an annualized basis, commencing with respect to dividends payable on October 30, 2015 to shareholders of record on September 30, 2015. See “Market for Registrant’s Common Equity and Related Stockholder Matters—Cash Dividend Policy” in our 2014 Annual Report for further discussion of our cash dividend policy.

Dividends Declared
Year Ending December 31, 2015
Third Quarter (through July 21, 2015)	$0.3630
Second Quarter	$0.3520
First Quarter	$0.3420
Year Ended December 31, 2014
Fourth Quarter	$0.3350
Third Quarter	$0.3280
Second Quarter	$0.3220
First Quarter	$0.3125
Year Ended December 31, 2013
Fourth Quarter	$0.3125
Third Quarter	—

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS OF OUR CLASS A COMMON STOCK

The following is a discussion of the material U.S. federal income and estate tax consequences of the ownership and disposition of Class A shares by a beneficial owner that is a “non-U.S. holder.” A “non-U.S. holder” is a person or entity that, for U.S. federal income tax purposes, is a:

•	non-resident alien individual, other than certain former citizens and residents of the United States subject to U.S. tax as expatriates,

•	foreign corporation, or

•	foreign estate or trust.

A “non-U.S. holder” does not include an individual who is present in the United States for 183 days or more in the taxable year of a disposition of Class A shares. Such an individual is urged to consult his or her tax adviser regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of our Class A shares.

If a partnership or other pass-through entity (including an entity or arrangement treated as a partnership or other type of pass-through entity for U.S. federal income tax purposes) owns our Class A shares, the tax treatment of a partner or beneficial owner of such entity may depend upon the status of such partner or beneficial owner and the activities of such entity and on certain determinations made at the partner or beneficial owner level. Partnerships, partners and beneficial owners in partnerships or other pass-through entities that own our Class A shares should consult their tax advisers as to the particular U.S. federal income and estate tax consequences applicable to them.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein. This discussion does not address all aspects of U.S. federal income and estate taxation that may be relevant to non-U.S. holders in light of their particular circumstances and does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction. Prospective non-U.S. holders are urged to consult their tax advisers with respect to the particular tax consequences to them of owning and disposing of our Class A shares, including the consequences under the laws of any state, local or foreign jurisdiction.

Distributions

Distributions on our Class A shares will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed both our current and accumulated earnings and profits, they will constitute a return of capital and will first reduce the non-U.S. holder’s basis in our Class A shares, but not below zero, and then will be treated as gain from the sale of our Class A shares, the treatment of which is described below under “—Gain on Disposition of Our Class A Shares.” Dividends paid to a non-U.S. holder of our Class A shares generally will be subject to withholding tax at a 30% rate or a reduced rate specified by an applicable income tax treaty. In order to obtain a reduced rate of withholding (subject to the discussion below under “—FATCA Legislation”), a non-U.S. holder generally will be required to provide an Internal Revenue Service (“IRS”) Form W-8BEN or W-8BEN-E certifying its entitlement to benefits under a treaty. While it is likely that distributions on our Class A shares in any year will exceed our earnings and profits and thus that some or all of such distributions will not constitute dividends for U.S. federal income tax purposes, the facts necessary to make a determination of the extent to which a distribution on our Class A shares is treated as a dividend for such purpose may not be known at the time of the distribution. A non-U.S. holder should therefore expect that a withholding agent will treat the entire amount of a distribution on our Class A shares as a dividend for purposes of determining the amount required to be withheld on such distribution.

If it is later determined that all or a portion of such distribution did not in fact constitute a dividend for U.S. federal income tax purposes, a non-U.S. holder may be entitled to a refund of any excess tax withheld, provided that the required information is timely furnished to the IRS.

The withholding tax does not apply to dividends paid to a non-U.S. holder that provides an IRS Form W-8ECI, certifying that the dividends are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. income tax as if the non-U.S. holder were a U.S. person, subject to an applicable income tax treaty providing otherwise. A non-U.S. corporation receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate).

Gain on Disposition of Our Class A Shares

A non-U.S. holder generally will not be subject to U.S. federal income tax on gain realized on a sale, exchange or other disposition of our Class A shares unless:

•	the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States and, if required by an applicable tax treaty, is also attributable to a permanent establishment in the United States maintained by such non-U.S. holder (in which case the gain will be taxed on a net income basis at the regular graduated rates and in the manner applicable to U.S. persons and, if the non-U.S. holder is a foreign corporation, an additional “branch profits tax” imposed at a rate of 30%, or a lower treaty rate, may also apply); or

•	we are or have been a U.S. real property holding corporation (a “USRPHC”), as described below, at any time within the five-year period preceding the disposition or the non-U.S. holder’s holding period, whichever period is shorter, and either (i) our Class A shares have ceased to be regularly traded on an established securities market prior to the beginning of the calendar year in which the sale or disposition occurs or (ii) the non-U.S. holder has owned or is deemed to have owned, at any time within the five-year period preceding the disposition or the non-U.S. holder’s holding period, whichever period is shorter, more than 5% of our Class A shares.

Generally, a U.S. corporation is a USRPHC if the fair market value of its “U.S. real property interests,” as defined in the Code and applicable Treasury Regulations, equals or exceeds 50% of the aggregate fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. Although we have not undertaken a complete analysis and there can be no assurance that the IRS will not take a contrary position, we believe that we are not currently nor do we expect to be a USRPHC for U.S. federal income tax purposes. However, the composition and relative values of our assets may change over time, and the definition of “U.S. real property interests” is not entirely clear. As a result, we may be, now or at any time while a non-U.S. holder owns our Class A shares, a USRPHC.

Our Class A shares are currently listed on The NASDAQ Global Select Market and we believe that, for as long as we continue to be so listed, our Class A shares will be treated as regularly traded on an established securities market. If we are or become a USRPHC, and if our Class A shares cease to be regularly traded on an established securities market, a non-U.S. holder generally would be subject to U.S. federal income tax on any gain from the disposition of our Class A shares and transferees of our Class A shares would generally be required to withhold 10% of the gross proceeds payable to the transferor. Regardless of whether our Class A shares are regularly traded on an established securities market, if we are or become a USRPHC, a non-U.S. holder that has owned, or is deemed to have owned, at any time within the shorter of the five-year period preceding the disposition of our Class A shares or the non-U.S. holder’s holding period, more than 5% of our Class A shares, generally would be subject to U.S. federal income tax on any gain from the disposition of our Class A shares. Any gain recognized by a non-U.S. holder under this paragraph would be subject to regular U.S. income tax as if the non-U.S. holder were a U.S. person, and a non-U.S. holder would be required to file a U.S. tax return with respect to such gain.

Information Reporting Requirements and Backup Withholding

Information returns will be filed with the IRS in connection with payments of dividends and may be filed in connection with the proceeds from a sale or other disposition of our Class A shares. A non-U.S. holder may have to comply with certification procedures to establish that it is not a U.S. person in order to avoid information reporting and backup withholding requirements. Compliance with the certification procedures required to claim a reduced rate of withholding under a treaty will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a non-U.S. holder will be allowed as a credit against such non-U.S. holder’s U.S. federal income tax liability and may entitle such non-U.S. holder to a refund, provided that the required information is furnished to the IRS in a timely manner.

FATCA Legislation

Sections 1471 through 1474 of the Code (commonly referred to as “FATCA”) and applicable Treasury Regulations impose withholding of 30% on payments of dividends on, and, after December 31, 2016, gross proceeds from the sale or other disposition of, our Class A shares paid to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of certain interests in or accounts with those entities) have been satisfied, or an exemption applies. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. If FATCA withholding is imposed, a beneficial owner of our Class A shares that is not a foreign financial institution generally will be entitled to a refund of any amounts withheld in excess of otherwise applicable withholding tax by filing a U.S. federal income tax return (which may entail significant administrative burden). A beneficial owner that is a foreign financial institution but not a “participating foreign financial institution” (as defined under FATCA) will be able to obtain a refund only to the extent an applicable income tax treaty with the United States entitles such beneficial owner to an exemption from, or reduced rate of, tax on the payment that was subject to withholding under FATCA. Non-U.S. holders should consult their tax advisers regarding the effects of FATCA on their investment in our Class A shares and their potential ability to obtain a refund of any FATCA withholding.

Federal Estate Tax

Individual non-U.S. holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, our Class A shares will be treated as U.S. situs property subject to U.S. federal estate tax.

MATERIAL CANADIAN FEDERAL INCOME TAX CONSIDERATIONS FOR HOLDERS OF OUR CLASS A COMMON STOCK

The following is a summary of the material Canadian federal income tax considerations under the Income Tax Act (Canada), or the “Tax Act,” generally applicable to a holder who acquires our Class A shares pursuant to this offering, and who, for the purposes of the Tax Act and at all relevant times, holds such Class A shares as capital property, deals at arm’s length with us and the underwriters, and is not affiliated with us, which we refer to as a “Holder.” The Class A shares will generally be considered to be capital property to a holder unless the holder holds such Class A shares in the course of carrying on a business of buying and selling securities or has acquired them in one or more transactions considered to be an adventure or concern in the nature of trade.

This summary is not applicable to a holder: (i) with respect to which our company is or will be, at any time, a “foreign affiliate” within the meaning of the Tax Act, (ii) that is a “financial institution” for the purposes of the mark-to-market rules under the Tax Act, (iii) an interest in which is a “tax shelter” or a “tax shelter investment,” each as defined in the Tax Act, (iv) that is a “specified financial institution” as defined in the Tax Act, (v) which has made a “functional currency” reporting election under section 261 of the Tax Act to report the holder’s “Canadian tax results” (as defined in the Tax Act) in a currency other than the Canadian currency, or (vi) that has entered, or will enter, into a “derivative forward agreement,” as defined in the Tax Act, with respect to the Class A shares. Any such holder should consult its own tax advisor with respect to the income tax considerations applicable to it in respect of acquiring, holding and disposing of the Class A shares acquired pursuant to this offering.

This summary is based on the current provisions of the Tax Act and the regulations promulgated thereunder and an understanding of the current published administrative policies and assessing practices of the Canada Revenue Agency (the “CRA”) made publicly available prior to the date hereof. This summary also takes into account all proposed amendments to the Tax Act and the regulations promulgated thereunder that have been publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof, which we refer to as the “Proposed Amendments,” and assumes that such Proposed Amendments will be enacted in the form proposed, although no assurance can be given that the Proposed Amendments will be enacted in their current form or at all. Except for the Proposed Amendments, this summary does not take into account or anticipate any other changes in law or any changes in the CRA’s administrative policies or assessing practices, whether by judicial, governmental or legislative action or decision, nor does it take into account other federal or any provincial, territorial or foreign tax legislation or considerations, which may differ from the Canadian federal income tax considerations described herein. The provisions of provincial income tax legislation vary from province to province in Canada and in some cases differ from those in the Tax Act.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Holder, and no representations with respect to the income tax considerations applicable to any particular Holder are made. This summary is not exhaustive of all Canadian federal income tax considerations. The relevant tax considerations applicable to the acquiring, holding and disposing of Class A shares may vary according to the status of the purchaser, the jurisdiction in which the purchaser resides or carries on business and the purchaser’s own particular circumstances. Accordingly, prospective Holders are urged to consult their own tax advisors about the specific tax consequences to them of acquiring, holding and disposing of Class A shares.

For purposes of the Tax Act, all amounts relating to the acquisition, holding or disposition of Class A shares (including dividends, adjusted cost base and proceeds of disposition) must generally be expressed in Canadian dollars. Amounts denominated in any other currency must be converted into Canadian dollars generally based on the exchange rate quoted by the Bank of Canada for noon on the date such amounts arise or such other rate of exchange as is acceptable to the Minister of National Revenue (Canada).

Holders Resident in Canada

The following discussion applies to a Holder who, for the purposes of the Tax Act and any applicable income tax treaty or convention, and at all relevant times, is resident in Canada, which we refer to as a “Resident Holder.”

Our Class A shares are not “Canadian securities” for the purpose of the irrevocable election under subsection 39(4) of the Tax Act to treat all “Canadian securities,” as defined in the Tax Act, owned by a Resident Holder as capital property, and therefore no such election will apply to our Class A shares. Resident Holders who do not hold our Class A shares as capital property should consult their own tax advisors regarding their particular circumstances.

Dividends on Class A Shares

A Resident Holder will be required to include in computing such Resident Holder’s income for a taxation year the amount of any dividends, if any, received (or deemed to be received) on our Class A shares, including amounts deducted for U.S. withholding tax. Dividends received on our Class A shares by a Resident Holder who is an individual will not be subject to the gross-up and dividend tax credit rules in the Tax Act normally applicable to taxable dividends received from “taxable Canadian corporations” (as defined in the Tax Act). A Resident Holder that is a corporation will not be entitled to deduct the amount of such dividends in computing its taxable income.

To the extent that U.S. withholding tax is payable by a Resident Holder in respect of any dividends received on our Class A shares, the Resident Holder may be eligible for a foreign tax credit or deduction under the Tax Act to the extent and under the circumstances described in the Tax Act. Generally, a Resident Holder’s ability to claim a foreign tax credit in respect of U.S. withholding tax payable by the Resident Holder will be limited to the proportion of the taxes otherwise payable under Part I of the Tax Act in respect of the Resident Holder’s U.S. source income. Dividends paid on our Class A shares to a Resident Holder will generally be regarded as U.S. source income if our company is a resident of the United States for Canadian federal income tax purposes. Resident Holders should consult their own tax advisors regarding the availability of a foreign tax credit or deduction, having regard to their particular circumstances.

Disposition of Class A Shares

A disposition or deemed disposition of our Class A shares by a Resident Holder (including on a purchase of a Class A share for cancellation by the company) will generally result in a capital gain (or capital loss) to the extent that the proceeds of disposition, net of any reasonable costs of the disposition, exceed (or are exceeded by) the adjusted cost base to the Resident Holder of such Class A shares immediately before the disposition. See “—Taxation of Capital Gains and Capital Losses.”

Taxation of Capital Gains and Capital Losses

Generally, one-half of any capital gain (a “taxable capital gain”) realized by a Resident Holder will be included in the Resident Holder’s income for the year of disposition. One-half of any capital loss (an “allowable capital loss”) realized by a Resident Holder in a taxation year generally must be deducted by the Resident Holder against taxable capital gains in that year (subject to, and in accordance with, the provisions of the Tax Act). Allowable capital losses in excess of taxable capital gains realized by a Resident Holder in a taxation year may be carried back up to three taxation years or forward indefinitely and deducted against net taxable capital gains realized in such years, to the extent and under the circumstances described in the Tax Act.

Capital gains realized by a Resident Holder that is an individual or trust, other than certain specified trusts, may give rise to a liability for alternative minimum tax under the Tax Act.

U.S. tax, if any, levied on any gain realized on a disposition of our Class A shares may be eligible for a foreign tax credit under the Tax Act to the extent and under the circumstances described in the Tax Act. Resident Holders should consult their own tax advisors with respect to the availability of a foreign tax credit, having regard to their particular circumstances.

Offshore Investment Fund Property Rules

The Tax Act contains provisions (the “OIF Rules”) which, in certain circumstances, may require a Resident Holder to include an amount in income in each taxation year in respect of the acquisition and holding of our Class A shares if (1) the value of such Class A shares may reasonably be considered to be derived, directly or indirectly, primarily from portfolio investments in: (i) shares of the capital stock of one or more corporations, (ii) indebtedness or annuities, (iii) interests in one or more corporations, trusts, partnerships, organizations, funds or entities, (iv) commodities, (v) real estate, (vi) Canadian or foreign resource properties, (vii) currency of a country other than Canada, (viii) rights or options to acquire or dispose of any of the foregoing, or (ix) any combination of the foregoing, which we collectively refer to as “Investment Assets;” and (2) it may reasonably be concluded that one of the main reasons for the Resident Holder acquiring, holding or having our Class A shares was to derive a benefit from portfolio investments in Investment Assets in such a manner that the taxes, if any, on the income, profits and gains from such Investment Assets for any particular year are significantly less than the tax that would have been applicable under Part I of the Tax Act if the income, profits and gains had been earned directly by the Resident Holder.

In making the determination under point (2) in the preceding paragraph, the OIF Rules provide that regard must be had to all of the circumstances, including (i) the nature, organization and operation of any non-resident entity, including our company, and the form of, and the terms and conditions governing, the Resident Holder’s interest in, or connection with, any such non-resident entity, (ii) the extent to which any income, profit and gains that may reasonably be considered to be earned or accrued, whether directly or indirectly, for the benefit of any non-resident entity, including our company, are subject to an income or profits tax that is significantly less than the income tax that would be applicable to such income, profits and gains if they were earned directly by the Resident Holder, and (iii) the extent to which any income, profits and gains of any non-resident entity, including our company, for any fiscal period are distributed in that or the immediately following fiscal period.

If applicable, the OIF Rules generally require a Resident Holder to include in the Resident Holder’s income for each taxation year in which such Resident Holder owns our Class A shares the amount, if any, by which (i) the total of all amounts each of which is the product obtained when the Resident Holder’s “designated cost” (as defined in the Tax Act) of our Class A shares at the end of a month in the year is multiplied by 1/12 of the aggregate of the prescribed rate of interest for the period including that month plus two percentage points exceeds (ii) any dividends or other amounts included in computing such Resident Holder’s income for the year (other than a capital gain) from our Class A shares determined without reference to the OIF Rules. Any amount required to be included in computing a Resident Holder’s income in respect of our Class A shares under these provisions will be added to the adjusted cost base and the designated cost of our Class A shares to the Resident Holder.

The CRA has taken the position that the term “portfolio investment” should be given a broad interpretation. Notwithstanding this interpretation, we do not believe that the value of our Class A shares should be regarded as being derived, directly or indirectly, primarily from portfolio investments in Investment Assets, though the CRA may take a different view. However, even if the CRA’s position is correct and even if the value of our Class A shares may reasonably be considered to be derived, directly or indirectly, primarily from portfolio investments in Investment Assets, the OIF Rules will apply to a Resident Holder only if it is reasonable to conclude that one of the main reasons for the Resident Holder acquiring, holding or having our Class A shares was to derive a benefit from Investment Assets in such a manner that the taxes, if any, on the income, profits and gains from such Investment Assets for any particular year are significantly less than the tax that would have been applicable under Part I of the Tax Act if the income, profits and gains had been earned directly by the Resident Holder.

The OIF Rules are complex and their application will potentially depend, in part, on the reasons for a Resident Holder acquiring, holding or having our Class A shares. Resident Holders are urged to consult their own tax advisors regarding the application and consequences of the OIF Rules in their particular circumstances.

Additional Refundable Tax

A Resident Holder that is, throughout its taxation year, a “Canadian-controlled private corporation” (as defined in the Tax Act) may be subject to pay a refundable tax on its “aggregate investment income” (as defined in the Tax Act), including taxable capital gains and certain dividends.

Foreign Property Information Reporting

In general, a Resident Holder that is a “specified Canadian entity” (as defined in the Tax Act) for a taxation year or a fiscal period and whose total “cost amount” (as defined in the Tax Act) of “specified foreign property” (as defined in the Tax Act), including our Class A shares, at any time in the year or fiscal period exceeds C$100,000 will be required to file an information return with the CRA for the taxation year or fiscal period disclosing certain prescribed information in respect of such property. Subject to certain exceptions, a taxpayer resident in Canada, other than a corporation or trust exempt from tax under Part I of the Tax Act, will be a “specified Canadian entity,” as will certain partnerships. Our Class A shares will be “specified foreign property” to a Resident Holder. Penalties may apply where a Resident Holder fails to file the required information return in respect of such Resident Holder’s “specified foreign property” on a timely basis in accordance with the Tax Act.

The reporting rules in the Tax Act relating to “specified foreign property” are complex and this summary does not purport to address all circumstances in which reporting may be required by a Resident Holder. Resident Holders should consult their own tax advisors regarding the reporting rules contained in the Tax Act.

Holders Not Resident in Canada

The following portion of this summary is applicable to a Holder who at all relevant times: (i) has not been, is not, and will not be resident or deemed to be resident in Canada for purposes of the Tax Act or any applicable tax treaty or convention; and (ii) does not and will not use or hold, and is not and will not be deemed to use or hold, our Class A shares in connection with, or in the course of, carrying on a business in Canada (a “Non-Resident Holder”). Special rules, which are not discussed in this summary, may apply to a non-resident insurer carrying on business in Canada and elsewhere. Such non-resident insurer should consult their own tax advisors.

Dividends on Class A Shares

Dividends paid in respect of our Class A shares to a Non-Resident Holder will not be subject to Canadian withholding tax or other income tax under the Tax Act.

Disposition of Class A Shares

A Non-Resident Holder who disposes or is deemed to dispose of our Class A shares that were acquired under the offering will not be subject to Canadian income tax in respect of any capital gain realized on the disposition unless such Class A shares constitute “taxable Canadian property” of the Non-Resident Holder for the purposes of the Tax Act and no exemption is available under an applicable income tax treaty or convention between Canada and the jurisdiction in which the Non-Resident Holder is resident.

Generally, our Class A shares will not be taxable Canadian property at a particular time of a Non-Resident Holder provided that our Class A shares are listed on a “designated stock exchange” as defined in the Tax Act, (which currently includes the Toronto Stock Exchange) at that time, unless, at any time during the sixty-month period that ends at that time both (a)(i) the Non-Resident Holder, (ii) persons not dealing at arm’s length with such Non-Resident Holder, (iii) partnerships in which the Non-Resident Holder or a person mentioned in (a)(ii) holds a membership interest directly or indirectly through one or more partnerships or (iv) any combination of (a)(i) to (iii), owned 25% or more of the issued shares of any class or series of the capital stock of our company and (b) more than 50% of the value of such Class A shares was derived directly or indirectly from one or any combination of (i) real or immovable property situated in Canada; (ii) “Canadian resource properties” as defined in the Tax Act; (iii) “timber resource properties” as defined in the Tax Act; and (iv) options in respect of, interests in or rights in any property listed in (b)(i) to (iii), whether or not the property exists. Notwithstanding the foregoing, in certain circumstances set out in the Tax Act, our Class A shares may be deemed to be taxable Canadian property to a Non-Resident Holder. Non-Resident Holders whose Class A shares are taxable Canadian property should consult their own tax advisors for advice having regard to their particular circumstances.

UNDERWRITERS (CONFLICTS OF INTEREST)

Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for whom BMO Capital Markets Corp., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Citigroup Global Markets Inc. are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, the number of our Class A shares indicated below:

Underwriter	Number of Class A Shares
BMO Capital Markets Corp.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Citigroup Global Markets Inc.

Total

The underwriters and the representatives are collectively referred to as the “underwriters” and the “representatives,” respectively. The underwriters are offering our Class A shares subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the Class A shares offered by this prospectus supplement are subject to certain conditions. The underwriters are obligated to take and pay for all of the Class A shares offered by this prospectus supplement if any such shares are taken. However, the underwriters are not required to take or pay for Class A shares covered by the underwriters’ over-allotment option described below.

This offering is being made concurrently in the United States and in each of the provinces and territories of Canada. Our Class A shares will be offered in the United States through those underwriters or their U.S. affiliates who are registered to offer the Class A shares for sale in the United States, and in Canada through those underwriters or their Canadian affiliates who are registered to offer our Class A shares for sale in applicable Canadian provinces or territories, and such other registered dealers as may be designated by the underwriters. Subject to applicable law, the underwriters may offer our Class A shares outside of the United States and Canada.

The underwriters initially propose to offer part of our Class A shares directly to the public at the offering price listed on the cover page of this prospectus supplement and part to certain dealers. After the initial offering of our Class A shares, the offering price and other selling terms may from time to time be varied by the representatives.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to an additional             Class A shares from us at the public offering price listed on the cover page of this prospectus supplement, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of our Class A shares offered by this prospectus supplement. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of the additional Class A shares as the number listed next to the underwriter’s name in the preceding table bears to the total number of Class A shares listed next to the names of all underwriters in the preceding table.

The following table shows the per Class A share and total public offering price, underwriting discounts and commissions, and proceeds, before expenses, to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional              Class A shares from us.

Total
	Per Class A Share	No Exercise	Full Exercise
Public offering price	$	$	$
Underwriting discounts and commissions to be paid by us	$	$	$
Proceeds, before expenses, to us	$	$	$

The public offering price for our Class A shares, wherever offered, is payable in U.S. dollars, except as may otherwise be agreed by the underwriters.

The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $            . We have agreed to reimburse the underwriters for expenses relating to clearance of this offering with FINRA up to $15,000.

We, certain of our shareholders and our executive officers and directors have agreed that, without the prior written consent of BMO Capital Markets Corp., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Citigroup Global Markets Inc., on behalf of the underwriters, we and they will not, subject to limited exceptions, during the period ending 90 days after the date of this prospectus supplement (the “restricted period”):

•	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Class A shares or any securities convertible into or exercisable or exchangeable for Class A shares; or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of Class A shares,

whether any such transaction described above is to be settled by delivery of Class A shares or such other securities, in cash or otherwise. In addition, we and each such person agree that, without the prior written consent of BMO Capital Markets Corp., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Citigroup Global Markets Inc., on behalf of the underwriters, we or such other person will not, during the restricted period, make any demand for, or exercise any right with respect to, the registration of Class A shares or any security convertible into or exercisable or exchangeable for Class A shares.

The restrictions described in the immediately preceding paragraph do not apply to:

•	the transfer of our Class A shares as bona fide gifts;

•	transfer by will or the laws of intestacy;

•	transfers to family members;

•	transfers pursuant to domestic relations or court orders;

•	the establishment of a trading plan pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or similar plans permitted under Canadian securities laws, provided that, among other conditions, the plan does not provide for transfers of Class A shares during the restricted period;

•	transfers solely for the purpose of satisfying tax withholding requirements that become due upon vesting of equity awards;

•	in the case of corporations or other entities, transfers to affiliates;

•	the sale of Class A shares pursuant to a trading plan established pursuant to Rule 10b5-1 of the Exchange Act, provided that (i) such trading plan is in effect as of the date of this prospectus supplement and (ii) any filing made under Section 16(a) of the Exchange Act or under the securities laws and regulations of the provinces and territories of Canada includes a footnote that expressly states that the sale was made pursuant to a Rule 10b5-1 trading plan;

•	the offer and sale of the notes in the Concurrent Convertible Notes Offering and the issuance of the underlying Class A shares upon conversion of the notes;

•	the offer and sale of Class A shares in this offering;

•	the issuance of any stock options, restricted stock awards, phantom stock awards or other awards or grants pursuant to certain stock incentive plans or any Class A shares or other securities upon the exercise, vesting or settlement of awards or grants issued pursuant to such stock incentive plans;

•	the pledge or hypothecation, or other granting of a security interest in, up to 15,300,000 Class A shares to one or more banks or financial institutions as collateral or security pursuant to the Margin Loan Agreement dated May 6, 2014 between Pattern Development Finance Company and the lenders party thereto and any transfer upon foreclosure upon such shares; or

•	transfers by officers in the aggregate of up to 5,000 Class A shares.

BMO Capital Markets Corp., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Citigroup Global Markets Inc., in their sole discretion, may release the Class A shares and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice.

In order to facilitate the offering of our Class A shares, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our Class A shares. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the over-allotment option. The underwriters may also sell shares in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Class A shares in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, Class A shares in the open market to stabilize the price of our Class A shares. These activities may raise or maintain the market price of our Class A shares above independent market levels or prevent or retard a decline in the market price of our Class A shares. The underwriters are not required to engage in these activities and may end any of these activities at any time.

We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act and applicable Canadian securities laws.

Pursuant to Canadian securities laws and the Universal Market Integrity Rules for Canadian Marketplaces, the underwriters may not, throughout the period of distribution, bid for, or purchase our Class A shares, except in accordance with certain permitted transactions, including market stabilization and passive market-making activities.

A prospectus in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of our Class A shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of our Class A shares may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of our Class A shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of our Class A shares shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to our Class A shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and our Class A shares to be offered so as to enable an investor to decide to purchase our Class A shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

Each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”) received by it in connection with the issue or sale of our Class A shares in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to our Class A shares in, from or otherwise involving the United Kingdom.

Switzerland

Our Class A shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to our Class A shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, us or our Class A shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of our Class A shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of our Class A shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of our Class A shares.

Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The Class A shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the Class A shares offered should conduct their own due diligence on our Class A shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus supplement does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of our Class A shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer our Class A shares without disclosure to investors under Chapter 6D of the Corporations Act.

The Class A shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring Class A shares must observe such Australian on-sale restrictions.

This prospectus supplement contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Hong Kong

Our Class A shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to our Class A shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to our Class A shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Japan

Our Class A shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of our Class A shares may not be circulated or distributed, nor may our Class A shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where our Class A shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired our Class A shares pursuant to an offer made under Section 275 of the SFA except:

(a)	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(b)	where no consideration is or will be given for the transfer;

(c)	where the transfer is by operation of law;

(d)	as specified in Section 276(7) of the SFA; or

(e)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Conflicts of Interest and Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

Affiliates of certain of the underwriters, including Merrill Lynch, Pierce, Fenner & Smith Incorporated and Citigroup Global Markets Inc., hold membership interests in certain of our wind power projects. In addition, affiliates of BMO Capital Markets Corp., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Citigroup Global Markets Inc. are lenders under our revolving credit facility and, if we repay outstanding indebtedness under our revolving credit facility using the net proceeds of this offering, may receive 5% or more of the net proceeds of this offering. Therefore, this offering will be conducted in accordance with FINRA Rule 5121. To comply with FINRA Rule 5121, each of BMO Capital Markets Corp., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Citigroup Global Markets Inc. will not confirm any sales to any account over which it exercises discretionary authority without the specific written approval of the transaction from the account holder.

Certain affiliates of the underwriters are also lenders under and parties to certain of our project financing arrangements. An affiliate of BMO Capital Markets Corp. is a lender under a margin loan agreement with Pattern Development. An affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated is also party to a power hedge agreement with Logan’s Gap, an affiliate of Citigroup Global Markets Inc. is party to a power hedge agreement with Panhandle 1, and an affiliate of BMO Capital Markets Corp. is party to an interest rate hedge agreement with K2.

In addition, certain affiliates of the Canadian underwriters act as agents and/or are lenders, as applicable, under our revolving credit facility. The decision to offer our Class A shares was made solely by us, and the terms upon which the Class A shares are being offered were determined by negotiation between us and the underwriters. Our subsidiaries which are party to the revolving credit facility are currently in compliance with the facility, and no breach thereof has been waived since the execution of our revolving credit facility. Other than as disclosed in this prospectus supplement, our financial position has not changed since the execution of our revolving credit facility. As a result of this offering, each of such underwriters (or their respective U.S. or Canadian underwriter affiliate, as applicable) will receive their share of the underwriting fee payable to the underwriters.

VALIDITY OF SECURITIES

The validity of the Class A shares being sold in this offering will be passed upon for us by Davis Polk & Wardwell LLP, New York, New York. Certain Canadian legal matters relating to this offering are being passed on for us by Blake, Cassels & Graydon LLP. Certain U.S. legal matters relating to this offering will be passed upon for the underwriters by Vinson & Elkins L.L.P., New York, New York. Certain Canadian legal matters relating to this offering will be passed upon for the underwriters by Torys LLP.

EXPERTS

The consolidated financial statements of Pattern Energy Group Inc. appearing in Pattern Energy Group Inc.’s 2014 Annual Report (Form 10-K) as of December 31, 2014 and 2013 and for each of the three years in the period ended December 31, 2014 (including the schedule appearing therein) have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference which, as to the years 2014 and 2013, are based in part on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Lincoln County Wind Project Holdco, LLC and its subsidiary and Lost Creek Wind Finco, LLC and its subsidiaries as of March 31, 2015 and 2014 and for each of the years in the three-year period ended March 31, 2015, appearing in Pattern Energy Group Inc.’s Current Report on Form 8-K/A filed with the SEC on July 13, 2015, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. KPMG LLP’s report on the consolidated financial statements of Lincoln County Wind Project Holdco, LLC and subsidiary, dated July 10, 2015 contains an emphasis of matter paragraph that states that as discussed in Note 14 to the consolidated financial statements, on May 15, 2015, all of the Lincoln County Wind Project Holdco, LLC’s membership interests were sold to Pattern US Finance Company LLC. Their opinion is not modified with respect to this matter. KPMG LLP’s report on the consolidated financial statements of Lost Creek Wind Finco, LLC and subsidiaries, dated July 10, 2015 contains an emphasis of matter paragraph that states that as discussed in Note 14 to the consolidated financial statements, on May 15, 2015, all of Lost Creek Wind Finco, LLC’s membership interests were sold to Pattern US Finance Company LLC. Their opinion is not modified with respect to this matter.

The consolidated financial statements of Panhandle Wind Holdings LLC and Panhandle B Member 2 LLC as of December 31, 2013 and for the year ended December 31, 2013, appearing in Pattern Energy Group Inc.’s Current Report on Form 8-K filed with the SEC on May 5, 2014, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

PricewaterhouseCoopers LLP has audited the financial statements of South Kent Wind LP and Grand Renewable Wind LP as of December 31, 2014 and 2013 and for each of the two years in the period ended December 31, 2014 and has confirmed that they are independent within the meaning of auditor independence rules of the SEC. PricewaterhouseCoopers LLP’s audit opinion on these financial statements is incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION AND INCORPORATION OF

INFORMATION BY REFERENCE

We file annual, quarterly and current reports, proxy statements and other information with the SEC or similar authorities in the provinces and territories of Canada. You may read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at www.sec.gov and similar authorities in Canada do through SEDAR at www.sedar.com from which interested persons can electronically access our filings. Other information about us is also on our website at www.patternenergy.com. However, except for the information specifically incorporated by reference herein as set forth below, the information on the SEC’s website and on SEDAR and the information on, or accessible through, our website do not constitute a part of this prospectus supplement.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and all documents subsequently filed with the SEC pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act prior to the termination of the offering under this prospectus supplement:

(a)	our Annual Report on Form 10-K for the year ended December 31, 2014, filed on March 2, 2015;

(b)	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, filed on May 7, 2015;

(c)	our Current Reports on Form 8-K or Form 8-K/A, filed on May 5, 2014, January 5, 2015, April 7, 2015 (excluding Item 7.01), May 4, 2015 (excluding Item 7.01), May 18, 2015 (excluding Item 7.01), June 11, 2015, June 22, 2015 (excluding Item 7.01), July 7, 2015, July 13, 2015 and July 21, 2015;

(d)	our Definitive Proxy Statement on Schedule 14A for the year ended December 31, 2014, filed on April 28, 2015, but only to the extent incorporated by reference in our 2014 Annual Report;

(e)	the description of our Class A shares contained in our Registration Statement on Form 8-A, filed with the SEC on September 24, 2013; and

(f)	all filings we make with the SEC pursuant to the Exchange Act after the date of this prospectus supplement and before termination of this offering.

Notwithstanding the foregoing, except as specifically noted above, we are not incorporating by reference any documents, portions of documents, exhibits or other information that is deemed to have been furnished to, rather than filed with, the SEC. Copies of the documents incorporated in this prospectus supplement and the accompanying prospectus by reference may be obtained on request without charge from the Corporate Secretary of Pattern Energy at Pier 1, Bay 3, San Francisco, California, 94111, telephone 415-283-4000.

PROSPECTUS

Pattern Energy Group Inc.

Class A Common Stock

Preferred Stock

Debt Securities

Warrants

Purchase Contracts

Subscription Receipts

Units

We may from time to time, in one or more offerings, offer and sell Class A common stock, preferred stock, debt securities, warrants, purchase contracts, subscription receipts and units. In addition, certain selling securityholders to be identified in supplements to this prospectus may offer and sell these securities from time to time. Specific amounts and terms of these securities will be provided in supplements to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest.

Our Class A common stock is listed on the NASDAQ Global Market under the symbol “PEGI” and on the Toronto Stock Exchange under the symbol “PEG.” We have not yet determined whether the other securities that may be offered by this prospectus will be listed on any exchange, interdealer quotation system or over-the-counter market. If we decide to seek the listing of any such securities upon issuance, the prospectus supplement relating to those securities will disclose the exchange, quotation system or market on which the securities will be listed.

We or the selling securityholders may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to investors, in amounts, at prices and on terms to be determined by market conditions and other factors at the time of the offering. This prospectus describes only the general terms of these securities and the general manner in which we or the selling securityholders will offer the securities. The specific terms of any securities we or the selling securityholders offer will be included in a supplement to this prospectus. The prospectus supplement will also describe the specific manner in which we or the selling securityholders will offer the securities. Any prospectus supplement may also add, update or change information contained in this prospectus.

You should carefully read this prospectus and any accompanying prospectus supplement, together with the documents we incorporate by reference, before you invest in our Class A common stock, preferred stock, debt securities, warrants, purchase contracts, subscription receipts or units.

Investing in these securities involves certain risks. See “Risk Factors” on page 6 before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 8, 2014

Neither we, nor any selling securityholder, nor any underwriter has authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus or in any free writing prospectus prepared by us or on our behalf or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.

The information contained in this prospectus, in any prospectus supplement or in any document incorporated by reference is accurate only as of its date, regardless of the time of delivery of this prospectus, any prospectus supplement or any sale of securities.

This prospectus is not an offer to sell or solicitation of an offer to buy these securities in any circumstances under which or in any jurisdiction where the offer or solicitation is not permitted.

Unless otherwise specified or unless the context otherwise indicates, the terms “Pattern,” “Pattern Energy” the “Company,” “we,” “us,” “our” and “our company” used in this prospectus refer to Pattern Energy Group Inc. and its consolidated subsidiaries. Unless the context otherwise indicates, the phrase “this prospectus” refers to this prospectus and any applicable prospectus supplement(s).

All dollar amounts in this prospectus are expressed in U.S. dollars unless otherwise expressly noted.

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PATTERN ENERGY GROUP INC.

We are an independent power company focused on owning and operating power projects with stable long-term cash flows in attractive markets with potential for continued growth of our business.

Corporate Information

Our principal executive offices are located at Pier 1, Bay 3, San Francisco, California 94111, and our telephone number is (415) 283-4000. Our website is www.patternenergy.com. We make our periodic reports and other information filed with or furnished to the U.S. Securities and Exchange Commission, or “SEC,” or Canadian Securities Administrators available, free of charge, through our website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC or Canadian Securities Administrators. Except as specifically noted, information on our website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

Risk Factors

You should carefully consider all of the information in this prospectus, and, in particular, you should evaluate the specific risk factors incorporated by reference herein and included or incorporated by reference in any applicable prospectus supplement.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings. In addition, certain selling securityholders to be identified in supplements to this prospectus may offer and sell these securities from time to time. This prospectus provides you with a general description of the securities we or a selling securityholder may offer. Each time we or selling securityholders offer and sell any of the securities described in this prospectus, we will provide a prospectus supplement along with this prospectus that will contain specific information about the terms of that particular offering by us or the selling securityholders. The accompanying prospectus supplement may also add, update or change information contained in this prospectus. If the information varies between this prospectus and the accompanying prospectus supplement, you should rely on the information in the accompanying prospectus supplement. You should read both this prospectus and the accompanying prospectus supplement together with the additional information described under “Where You Can Find More Information.” You should also carefully consider, among other things, the matters discussed in the section entitled “Risk Factors.”

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website at www.sec.gov, from which interested persons can electronically access our SEC filings, including the registration statement and the exhibits and schedules thereto. In addition, the Canadian Securities Administrators maintains the System for Electronic Document Analysis and Retrieval, or “SEDAR,” website at www.sedar.com, from which you can obtain reports, proxy and information statements and other information relating to us, including any Canadian prospectus.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, filed with the SEC or similar authorities in the provinces and territories of Canada, and all documents we file pursuant to Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, on or after the date of this prospectus and prior to the termination of the offering under this prospectus and any prospectus supplement (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

a)	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 filed with the SEC on February 28, 2014 (“2013 Form 10-K”);

b)	Amendment No. 1 to our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2013 filed with the SEC on May 5, 2014 (“Amended Annual Report”);

c)	Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2014 and June 30, 2014, filed with the SEC on May 2, 2014 and August 5, 2014, respectively, and our Quarterly Report on Form 10-Q/A for the fiscal quarter ended March 31, 2014, filed with the SEC on August 5, 2014;

d)	Our Current Report on Form 8-K filed with the SEC on May 5, 2014;

e)	The information specifically incorporated by reference into the 2013 Form 10-K from our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 23, 2014 (“2014 Proxy Statement”);

f)	The description of our Class A common stock contained in our Registration Statement on Form 8-A, filed with the SEC on September 24, 2013; and

g)	The description of our Class A common stock issued under our 2013 Equity Incentive Award Plan contained in our Registration Statement on Form S-8, filed with the SEC on October 9, 2013.

You may request a copy of these filings at no cost, by writing or telephoning the office of the Corporate Secretary of Pattern Energy at Pier 1, Bay 3, San Francisco, CA, telephone 415-283-4000.

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference herein, contains forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue,” the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, our anticipated growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements, including those factors discussed in the section entitled “Risk Factors” in our 2013 Form 10-K and our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2014 and June 30, 2014, filed with the SEC on May 2, 2014 and August 5, 2014, respectively. All written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements in this prospectus as well as other cautionary statements that are made from time to time in our other filings with the SEC and applicable Canadian securities regulatory authorities or public communications. You should evaluate all forward-looking statements made in this prospectus in the context of these risks and uncertainties.

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. We are under no duty to update any of these forward-looking statements after the date of this prospectus to conform our prior statements to actual results or revised expectations. These forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to:

•	our ability to complete construction of our construction projects and transition them into financially successful operating projects;

•	our ability to complete the acquisition of power projects;

•	fluctuations in supply, demand, prices and other conditions for electricity, other commodities and renewable energy credits;

•	our electricity generation, our projections thereof and factors affecting production, including wind and other conditions, other weather conditions, availability and curtailment;

•	changes in law, including applicable tax laws;

•	public response to and changes in the local, state, provincial and federal regulatory framework affecting renewable energy projects, including the potential expiration or extension of the U.S. federal production tax credits, investment tax credits, and the related U.S. Treasury grants and potential reductions in renewable portfolio standards requirements;

•	the ability of our counterparties to satisfy their financial commitments or business obligations;

•	the availability of financing, including tax equity financing, for our wind power projects;

•	an increase in interest rates;

•	our substantial short-term and long-term indebtedness, including additional debt in the future;

•	competition from other power project developers;

•	development constraints, including the availability of interconnection and transmission;

•	potential environmental liabilities and the cost and conditions of compliance with applicable environmental laws and regulations;

•	our ability to operate our business efficiently, manage capital expenditures and costs effectively and generate cash flow;

•	our ability to retain and attract executive officers and key employees;

•	our ability to keep pace with and take advantage of new technologies;

•	the effects of litigation, including administrative and other proceedings or investigations, relating to our wind power projects under construction and those in operation;

•	conditions in energy markets as well as financial markets generally, which will be affected by interest rates, currency exchange rate fluctuations and general economic conditions;

•	the effective life and cost of maintenance of our wind turbines and other equipment;

•	the increased costs of, and tariffs on, spare parts;

•	scarcity of necessary equipment;

•	negative public or community response to wind power projects;

•	the value of collateral in the event of liquidation; and

•	other factors discussed under “Risk Factors.”

RISK FACTORS

Investment in our securities involves a high degree of risk. You should consider carefully the risk factors discussed in the sections entitled “Risk Factors” contained in our 2013 Form 10-K, our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2014 and June 30, 2014, filed with the SEC on May 2, 2014 and August 5, 2014, respectively, and in any Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed subsequent hereto, each of which is incorporated herein by reference in its entirety, as well as other information in or incorporated by reference in this prospectus and any prospectus supplement, before purchasing any of our securities. Each of these risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our securities.

USE OF PROCEEDS

Unless otherwise indicated in a prospectus supplement, the net proceeds from the sale of the securities offered by us in this prospectus will be used for general corporate purposes, including working capital, acquisitions, retirement of debt and other business purposes. We may also invest the proceeds in certificates of deposit, United States government securities or certain other interest-bearing securities. If we decide to use the net proceeds from a particular offering of securities for a specific purpose other than as set forth above, we will describe that in the related prospectus supplement.

We will not receive any proceeds from the sale of the securities by any selling securityholder.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated. The ratio of earnings to fixed charges was calculated by dividing earnings by fixed charges. Earnings were calculated by adding (1) pre-tax income from continuing operations before adjustment for noncontrolling interests and earnings/losses from equity investees and (2) interest expense (including amortization of capitalized interest, debt fees and issuance costs). Fixed charges were calculated by adding (1) interest expense, (2) amortization of debt issuance costs, and (3) amortization of other capitalized expenses related to indebtedness.

Six Months Ended June 30, 2014	Year Ended December 31,
	2013	2012	2011	2010
1.1	1.1	—(1)(2)	1.7(1)	—(1)(2)

(1) Pattern Energy Group Inc. was incorporated in October 2012. The historical financial data used to determine our ratio of earnings to fixed charges for the three years ended December 31, 2012 have been derived from the audited combined financial statements of our predecessor.

(2) Earnings were inadequate to cover fixed charges by $25.7 million for the year ended December 31, 2012 and by $0.6 million for the year ended December 31, 2010.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is a summary of the material terms of our amended and restated certificate of incorporation (“Certificate of Incorporation”), our amended and restated bylaws (“Bylaws”) and applicable provisions of law. We have summarized certain portions of the Certificate of Incorporation and Bylaws below. The summary is not complete. The Certificate of Incorporation and Bylaws are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part. You should read the Certificate of Incorporation and Bylaws for the provisions that are important to you.

General

Our authorized capital stock consists of 500,000,000 shares of Class A common stock, par value $0.01 per share, 20,000,000 shares of Class B common stock, par value $0.01 per share and 100,000,000 shares of preferred stock, par value $0.01 per share.

Class A Shares

As of September 30, 2014, there were 46,518,162 shares of Class A common stock outstanding held of record by approximately 15 stockholders.

Holders of Class A shares are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders, including the election of directors. There is no cumulative voting in the election of directors, which means that holders of a majority of the outstanding Class A and Class B shares are able to elect all of the directors, and holders of less than a majority of such shares will be unable to elect any director. Under our Certificate of Incorporation, subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of Class A shares are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors out of funds legally available for dividend payments. Our revolving credit facility imposes restrictions on certain of our project subsidiaries’ ability to distribute funds to us. See “Management’s Discussion & Analysis of Financial Condition and Results of Operations—Description of Credit Agreements—Revolving Credit Facility” in our 2013 Form 10-K. The holders of Class A shares have no preferences or rights of conversion, exchange, pre-emption or other subscription rights. There are no redemption or sinking fund provisions applicable to the Class A shares. No subdivision or consolidation of our Class A shares can be made unless the same subdivision or consolidation of the Class B shares is made concurrently. In the event of any liquidation, dissolution or winding-up of our affairs, holders of Class A shares will be entitled to share ratably, together with holders of Class B shares, in our assets that are remaining after payment or provision for payment of all of our debts and obligations and after liquidation payments to holders of outstanding shares of preferred stock, if any.

Class B Shares

As of September 30, 2014, there were 15,555,000 shares of Class B common stock outstanding held of record by approximately six stockholders.

The rights of the holders of our Class A and Class B shares are identical other than in respect of dividends and the conversion rights of the Class B shares. While each Class A and Class B share has one vote on all matters submitted to a vote of our shareholders, our Class B shares have no rights to dividends or distributions (other than upon liquidation). In the case of a proposed amendment to our Certificate of Incorporation affecting our Class A shares and/or our Class B shares, holders of our Class A shares and holders of our Class B shares are each entitled to vote separately as a class to approve such amendment. Upon the later of December 31, 2014 and the date on which our South Kent project has achieved commercial operations (which occurred on March 28, 2014), which we refer to as the “Conversion Event,” all of our outstanding Class B shares will automatically convert, on a one-for-one basis, into Class A shares. Other than upon occurrence of the Conversion Event, there are no conversion rights attaching to the Class B shares. Other than in certain circumstances involving a take-over bid, tender offer or merger or similar business combination in respect of our company, in which circumstance a transfer of our Class B shares to the acquirer, and subsequently among the acquirer and its officers, employees and affiliates, would be permitted, our Class B shares will not be transferrable except to and among Pattern Energy Group LP, or “Pattern Development,” our company and its respective officers, employees and affiliates. No subdivision or consolidation of our Class B shares can be made unless the same subdivision or consolidation of the Class A shares is made concurrently.

Under applicable Canadian securities laws, a take-over bid to purchase our Class B shares would not necessarily require that the take-over bid also be made to purchase our Class A shares. In order to ensure that, in the event of a take-over bid, the holders of our Class A shares will be entitled to participate on an equal footing with holders of our Class B shares, our Certificate of Incorporation contains restrictions which provide that the Class B shares are not transferrable, directly or indirectly, pursuant to a take-over bid (as defined in applicable Canadian securities legislation) under circumstances in which applicable securities legislation would have required the same offer to be made to holders of Class A shares if the sale by the holder of Class B shares had been a sale of Class A shares rather than Class B shares (but otherwise on the same terms); provided that, these restrictions will not apply to prevent a transfer by any holder of Class B shares pursuant to such a take-over bid if concurrently an offer is made to purchase Class A shares that:

(a) offers a price per Class A share at least as high as the highest price per share paid pursuant to the offer to acquire the Class B shares;

(b) provides that the percentage of outstanding Class A shares to be taken up (exclusive of shares owned immediately prior to the offer by the offeror or persons acting jointly or in concert with the offeror) is at least as high as the percentage of Class B shares to be sold (exclusive of Class B shares owned immediately prior to the offer by the offeror and persons acting jointly or in concert with the offeror) and the offeror does not acquire any Class B shares unless the offeror also acquires a proportionate number of Class A shares actually tendered to such offer;

(c) has no conditions attached other than the conditions attached to the offer for the Class B shares; and

(d) is in all other material respects identical to the offer for the Class B shares.

In addition and for greater certainty, the foregoing transfer restrictions will not prevent a sale by a holder of Class B shares if the offer and sale would have constituted an exempt take-over bid (as defined in applicable Canadian securities legislation) or would not constitute a take-over bid had it been an offer to acquire from such holder, Class A shares rather than Class B shares.

Preferred Shares

As of September 30, 2014, there were no shares of preferred stock outstanding.

Our Certificate of Incorporation authorizes the issuance of blank check preferred stock, which, if issued, would have priority over the shares of common stock with respect to dividends and other distributions, including the distribution of our assets upon liquidation. Unless required by law or by applicable stock exchanges, our board of directors has the authority without further shareholder authorization to issue from time to time shares of preferred stock in one or more series and to fix the terms, limitations, relative rights and preferences and variations of each series. Although we have no present plans to issue any shares of preferred stock, the issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could decrease the amount of earnings and assets available for distribution to the holders of Class A shares, could adversely affect the rights and powers, including voting rights, of the holders of shares of our common stock, and could have the effect of delaying, deterring or preventing a change in control of us or an unsolicited acquisition proposal.

Provisions of Our Certificate of Incorporation, Bylaws and Delaware Law that May Have an Anti-Takeover Effect

Certificate of Incorporation and Bylaws

Our Certificate of Incorporation and Bylaws contain certain provisions that could discourage, delay or prevent a change in control of our company or changes in our management that the shareholders of our company may deem advantageous. Among other things, these provisions include those that would:

•	authorize the issuance of blank check preferred stock that our board of directors could issue to increase the number of outstanding shares and to discourage a takeover attempt;

•	prohibit our shareholders from calling a special meeting of shareholders if Pattern Development and its affiliates (other than our company) collectively cease to own more than 50% of our shares;

•	prohibit shareholder action by written consent, which requires all shareholder actions to be taken at a meeting of our shareholders if Pattern Development and its affiliates (other than our company) collectively cease to own more than 50% of our shares;

•	provide that the board of directors is expressly authorized to adopt, or to alter or repeal our bylaws; and

•	establish advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted upon by shareholders at shareholder meetings.

As of May 14, 2014, Pattern Development and its affiliates (other than our company) collectively ceased to own more than 50% of our shares.

The foregoing provisions of our Certificate of Incorporation and Bylaws could discourage potential acquisition proposals and could delay or prevent a change in control. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares of common stock that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management.

Delaware Takeover Statute

Subject to certain exceptions, Section 203 of the Delaware General Corporation Law, or “DGCL,” prohibits a Delaware corporation from engaging in any “business combination” (as defined below) with any “interested shareholder” (as defined below) for a period of three years following the date that such shareholder became an interested shareholder, unless: (1) prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder; (2) on consummation of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (3) on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of shareholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested shareholder.

In our Certificate of Incorporation, we have elected not to be governed by Section 203 of the DGCL, as permitted under and pursuant to subsection (b)(3) of Section 203. Section 203 of the DGCL defines “business combination” to include: (1) any merger or consolidation involving the corporation and the interested shareholder; (2) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested shareholder; (3) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested shareholder; (4) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested shareholder; or (5) the receipt by the interested shareholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 203 defines an “interested shareholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

Corporate Opportunity

Subject to the terms of the Non-Competition Agreement with and our Purchase Rights granted to us by Pattern Development (see “Certain Relationships and Related Party Transactions” in our 2014 Proxy Statement), we have expressly renounced any interest or expectancy in, or in being offered an opportunity to participate in, any business opportunity that may be from time to time presented to Riverstone Holdings LLC, or any of its respective officers, directors, agents, shareholders, members, partners, affiliates and subsidiaries or business opportunities that such parties participate in or desire to participate in, even if the opportunity is one that we might reasonably have pursued or had the ability or desire to pursue if granted the opportunity to do so, and no such person shall be liable to us for breach of any fiduciary or other duty, as a director or controlling shareholder or otherwise, by reason of the fact that such person pursues or acquires any such business opportunity, directs any such business opportunity to another person or fails to present any such business opportunity, or information regarding any such business opportunity, to us, unless, in the case of any such person who is our director, any such business opportunity is expressly offered to such director in writing solely in his or her capacity as our director.

Exchange Listing

Our Class A shares are listed on the NASDAQ Global Market under the symbol “PEGI” and on the Toronto Stock Exchange under the symbol “PEG.”

Transfer Agent and Registrar

We have appointed Computershare Trust Company, N.A. (including its affiliates in Canada) as the transfer agent and registrar for our shares of Class A common stock.

DESCRIPTION OF DEBT SECURITIES

This section describes the general terms and provisions of the debt securities that we may issue. We may offer secured or unsecured debt securities which may be senior, subordinated or junior subordinated, and which may be convertible. The debt securities will be issued under one or more separate indentures between us and a designated trustee. The applicable prospectus supplement and/or other offering materials will describe the specific terms of the debt securities offered through that prospectus supplement as well as any general terms described in this section that will not apply to those debt securities. To the extent the applicable prospectus supplement or other offering materials relating to an offering of debt securities are inconsistent with this prospectus, the terms of that prospectus supplement or other offering materials will supersede the information in this prospectus.

The prospectus supplement relating to any series of debt securities that we may offer will contain the specific terms of the debt securities. These terms may include the following:

•	the title and principal aggregate amount of the debt securities;

•	whether the debt securities will be senior, subordinated or junior subordinated;

•	whether the debt securities will be secured or unsecured;

•	whether the debt securities are convertible or exchangeable into other securities;

•	the percentage or percentages of principal amount at which such debt securities will be issued;

•	the interest rate(s) or the method for determining the interest rate(s);

•	the dates on which interest will accrue or the method for determining dates on which interest will accrue and dates on which interest will be payable;

•	the person to whom any interest on the debt securities will be payable;

•	the places where payments on the debt securities will be payable;

•	the maturity date;

•	redemption or early repayment provisions;

•	authorized denominations;

•	form;

•	amount of discount or premium, if any, with which such debt securities will be issued;

•	whether such debt securities will be issued in whole or in part in the form of one or more global securities;

•	the identity of the depositary for global securities;

•	whether a temporary security is to be issued with respect to such series and whether any interest payable prior to the issuance of definitive securities of the series will be credited to the account of the persons entitled thereto;

•	the terms upon which the beneficial interests in a temporary global security may be exchanged in whole or in part for beneficial interests in a definitive global security or for individual definitive securities;

•	any covenants applicable to the particular debt securities being issued;

•	any defaults and events of default applicable to the particular debt securities being issued;

•	the guarantors of each series, if any, and the extent of the guarantees (including provisions relating to seniority, subordination, security and release of the guarantees), if any;

•	any applicable subordination provisions for any subordinated debt securities;

•	any restriction or condition on the transferability of the debt securities;

•	the currency, currencies, or currency units in which the purchase price for, the principal of and any premium and any interest on, such debt securities will be payable;

•	the time period within which, the manner in which and the terms and conditions upon which we or the purchaser of the debt securities can select the payment currency;

•	the securities exchange(s) on which the securities will be listed, if any;

•	whether any underwriter(s) will act as market maker(s) for the securities;

•	the extent to which a secondary market for the securities is expected to develop;

•	our obligations or right to redeem, purchase or repay debt securities under a sinking fund, amortization or analogous provision;

•	provisions relating to covenant defeasance and legal defeasance;

•	provisions relating to satisfaction and discharge of the indenture;

•	provisions relating to the modification of the indenture both with and without consent of holders of debt securities issued under the indenture;

•	the law that will govern the indenture and debt securities; and

•	additional terms not inconsistent with the provisions of the indenture.

General

We may sell the debt securities, including original issue discount securities, at par or at a substantial discount below their stated principal amount. Unless we inform you otherwise in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series outstanding at the time of issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of securities under the applicable indenture. In addition, we will describe in the applicable prospectus supplement material U.S. federal income tax considerations and any other special considerations for any debt securities we sell which are denominated in a currency or currency unit other than U.S. dollars. Unless we inform you otherwise in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange.

We expect most debt securities to be issued in fully registered form without coupons and in denominations of $1,000 and integral multiples thereof. Subject to the limitations provided in the indenture and in the prospectus supplement, debt securities that are issued in registered form may be transferred or exchanged at the corporate office of the trustee or the principal corporate trust office of the trustee, without the payment of any service charge, other than any tax or other governmental charge payable in connection therewith.

If specified in the applicable prospectus supplement, certain of our subsidiaries will guarantee the debt securities. The particular terms of any guarantee will be described in the related prospectus supplement.

Global Securities

Unless we inform you otherwise in the applicable prospectus supplement, the debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon holders of beneficial interests in a global security will be described in the applicable prospectus supplement.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase our debt or equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts for the purchase or sale of:

•	debt or equity securities issued by us or securities of third parties, a basket of such securities, an index or indices of such securities or any combination of the above as specified in the applicable prospectus supplement;

•	currencies; or

•	commodities.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, currencies or commodities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

Any purchase contracts we may issue may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under an indenture.

DESCRIPTION OF SUBSCRIPTION RECEIPTS

From time to time, subscription receipts may be offered and sold under this prospectus. A subscription receipt may entitle the holder to acquire, for no additional consideration, shares of our Class A common stock or preferred stock. Subscription receipts may be offered separately or together with other securities. The subscription receipts will be issued under a subscription receipt agreement with a subscription receipt agent.

The applicable prospectus supplement will include details of the subscription receipt agreement covering the subscription receipts being offered. The following sets forth certain general terms and provisions of the subscription receipts offered under this prospectus.

The specific terms of the subscription receipts, and the extent to which the general terms described in this section apply to those subscription receipts, will be set forth in the applicable prospectus supplement. The particular terms of each issue of subscription receipts will be described in the related prospectus supplement. This description will include, where applicable:

•	the number of subscription receipts;

•	the price at which the subscription receipts will be offered;

•	the procedure for the exchange or exercise of the subscription receipts for shares of our Class A common stock or preferred stock;

•	the number of shares that may be acquired upon exchange or exercise of each subscription receipt;

•	the designation and terms of any other securities with which the subscription receipts will be offered, if any, and the number of subscription receipts that will be offered with each security;

•	terms applicable to the gross proceeds from the sale of the subscription receipts plus any interest earned thereon;

•	material tax consequences of owning the subscription receipts; and

•	any other material terms and conditions of the subscription receipts.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more purchase contracts, warrants, debt securities, shares of preferred stock, shares of Class A common stock, subscription receipts or any combination of such securities. The applicable prospectus supplement will describe:

•	the terms of the units and of the purchase contracts, warrants, debt securities, preferred stock, Class A common stock and/or subscription receipts comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units; and

•	a description of the provisions for the payment, settlement, transfer or exchange of the units.

FORMS OF SECURITIES

Each debt security, warrant, subscription receipt and unit will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Certificated securities in definitive form and global securities will be issued in registered form. Definitive securities name you or your nominee as the owner of the security, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the debt security, warrant, subscription receipt or unit represented by these global securities. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Global Securities

Registered Global Securities. We may issue the registered debt securities, warrants, subscription receipts and units in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees.

If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements.

Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities.

So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the applicable indenture, warrant agreement, subscription receipt agreement or unit agreement. Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the applicable indenture, warrant agreement, subscription receipt agreement or unit agreement. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable indenture, warrant agreement, subscription receipt agreement or unit agreement. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the applicable indenture, warrant agreement, subscription receipt agreement or unit agreement, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

Principal, premium, if any, and interest payments on debt securities, and any payments to holders with respect to warrants, subscription receipts or units, represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. None of Pattern Energy, the trustees, the warrant agents, the subscription receipt agents, the unit agents or any other agent of Pattern Energy, agent of the trustees or agent of the warrant agents, subscription receipt agents or unit agents will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

If the depositary for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Securities Exchange Act of 1934 or registered or recognized under applicable Canadian securities laws, if applicable, and a successor depositary registered as a clearing agency under the Securities Exchange Act of 1934 or registered or recognized under applicable Canadian securities laws, if applicable, is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the registered global security that had been held by the depositary. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the relevant trustee, warrant agent, subscription receipt agent, unit agent or other relevant agent of ours or theirs. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.

PLAN OF DISTRIBUTION

We and/or the selling securityholders, if applicable, may sell the securities in one or more of the following ways (or in any combination) from time to time:

•	through underwriters or dealers;

•	directly to a limited number of purchasers or to a single purchaser; or

•	through agents.

The prospectus supplement will state the terms of the offering of the securities, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of such securities and the proceeds to be received by us, if any;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If we and/or the selling securityholders, if applicable, use underwriters in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including:

•	negotiated transactions;

•	at a fixed public offering price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

Unless otherwise stated in a prospectus supplement, the obligations of the underwriters to purchase any securities will be conditioned on customary closing conditions and the underwriters will be obligated to purchase all of such series of securities, if any are purchased.

We and/or the selling securityholders, if applicable, may sell the securities through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

We and/or the selling securityholders, if applicable, may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

Underwriters and agents may be entitled under agreements entered into with us and/or the selling securityholders, if applicable, to indemnification by us and/or the selling securityholders, if applicable, against certain civil liabilities, including liabilities under the Securities Act of 1933 and/or applicable Canadian securities laws, or to contribution with respect to payments which the underwriters or agents may be required to make. Underwriters and agents may be customers of, engage in transactions with, or perform services for us and our affiliates in the ordinary course of business.

Each series of securities other than the Class A common stock, which is listed on the NASDAQ Global Market under the symbol “PEGI” and on the Toronto Stock Exchange under the symbol “PEG,” and any series of debt securities outstanding on the date hereof, will be a new issue of securities and will have no established trading market. Any underwriters to whom securities are sold for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The securities, other than the Class A common stock, may or may not be listed on a national securities exchange.

VALIDITY OF SECURITIES

The validity of the securities in respect of which this prospectus is being delivered will be passed on for us and/or the selling securityholders, if applicable, by Davis Polk & Wardwell LLP, New York, New York.

EXPERTS

The consolidated financial statements of Pattern Energy Group Inc. appearing in Pattern Energy Group Inc.’s Amended Annual Report (Form 10-K/A) as of December 31, 2013 and 2012 and for each of the three years in the period ended December 31, 2013 (including the schedule appearing therein) have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference which, as to the year 2013, are based in part on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Panhandle Wind Holdings LLC and Panhandle B Member 2 LLC as of December 31, 2013 and for the fiscal year ended December 31, 2013, appearing in Pattern Energy Group Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 5, 2014, have been audited by Ernst &Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

PricewaterhouseCoopers LLP has audited the financial statements of South Kent Wind LP and Grand Renewable Wind LP and has confirmed that they are independent within the meaning of auditor independence rules of the Securities and Exchange Commission. Such financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.